UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Wisconsin Power and Light Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

YOUR VOTE IS IMPORTANT

Wisconsin Power and Light Company

NOTICE OF 2006 ANNUAL MEETING

PROXY STATEMENT AND

2005 ANNUAL REPORT

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Wednesday, May 24, 2006

TIME:	2:00 p.m. (Central Daylight Time)

LOCATION:	Wisconsin Power and Light Company Mississippi Meeting Room, 1R600 4902 North Biltmore Lane Madison, WI 53718

SHAREOWNER INFORMATION

LOCAL (Madison, Wis., area)	(608) 458-3110

TOLL FREE	(800) 356-5343

Wisconsin Power and Light Company

4902 North Biltmore Lane

P. O. Box 2568

Madison, WI 53701-2568

Phone: 608.458.3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 24, 2006, Wisconsin Power and Light Company (the “Company”) will hold its 2006 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Mississippi Meeting Room, Madison, Wis. The meeting will begin at 2:00 p.m. Central Daylight Time.

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 10, 2006 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, the Company’s shareowners will be asked to:

1.	Elect three directors for terms expiring at the 2009 Annual Meeting of Shareowners;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006; and

3.	Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

The Company’s 2005 Annual Report appears as Appendix A to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2005 Annual Report, Notice of Annual Meeting and Proxy Statement may do so by calling the Company’s Shareowner Services Department at the shareowner information numbers shown at the front of this proxy statement or writing to the Company at the address shown above.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated and mailed on or about April 13, 2006.

1

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	The Board of Directors of Wisconsin Power and Light Company (the “Company”) is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Wednesday, May 24, 2006. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	The Company is a subsidiary of Alliant Energy Corporation (“AEC”), a public utility holding company whose other primary first tier subsidiaries are Interstate Power and Light Company (“IP&L”), Alliant Energy Resources, Inc. (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on April 10, 2006 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock and Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% series of Company preferred stock is entitled to 1/4 vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on the election of three nominees to serve on the Company’s Board of Directors for terms expiring at the 2009 Annual Meeting of Shareowners and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

5. Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares FOR each of the listed director nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting on the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006, you may vote FOR, AGAINST or ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company’s Shareowner Services Department at the shareowner information numbers shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of the Company’s common stock and preferred stock on April 10, 2006, may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	The Board of Directors of the Company does not know of any business to be considered at the Annual Meeting other than the election of directors and the proposal for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If any other business is properly presented at the Annual Meeting, your proxy gives Barbara J. Swan, the Company’s President, and F. J. Buri, the Company’s Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call the Company’s Shareowner Services Department at the shareowner information numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2006 to be filed with the Securities and Exchange Commission (“SEC”).

13. Q:	When are shareowner proposals for the 2007 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in the Company’s proxy statement for the 2007 Annual Meeting must be received at the principal office of the Company by Dec. 14, 2006. In addition, any shareowner who intends to present a proposal from the floor at the 2007 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than Feb. 27, 2007.

14. Q:	Who is the independent registered public accounting firm of the Company and how is it appointed?
A:	Deloitte & Touche LLP audited the financial statements of the Company for the year ended Dec. 31, 2005. Representatives of Deloitte & Touche LLP are not expected to be present at the meeting. The Audit Committee of the Board of Directors recommends the ratification of its appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending Dec. 31, 2006.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16. Q.	How can I obtain a copy of the Company’s Annual Report on Form 10-K?
A:	The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company’s Annual Report on Form 10-K (without exhibits) as filed with the SEC. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address at the front of this proxy statement.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the Company’s 2005 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company’s 2005 Annual Report and proxy statement. Upon written or oral request, the Company will mail a separate copy of the 2005 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was delivered. You may notify the Company of your request by calling or writing the Company’s Shareowner Services Department at the shareowner information numbers shown at the front of this proxy statement or at the address of the Company shown on the Notice of Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected for terms expiring in 2009. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Ann K. Newhall, Dean C. Oestreich and Carol P. Sanders. Each of the nominees is currently serving as a director of the Company. Each person elected as a director will serve until the Annual Meeting of Shareowners of the Company in 2009, or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2005), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

ANN K. NEWHALL Age 54	Director since 2003 Nominated Term expires in 2009
Ms. Newhall is Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation, a cellular communications corporation located in Alexandria, Minn. She has served as Executive Vice President and Chief Operating Officer since August 2000, as Secretary since February 2000 and as a Director since August 1999. Prior to assuming her current positions, she served as Senior Vice President and General Counsel from 1999 to 2000. She was previously a shareholder and President of the Moss & Barnett law firm in Minneapolis, Minn. Ms. Newhall has served as a Director of AEC, IP&L and Resources since 2003.

DEAN C. OESTREICH Age 53	Director since 2005 Nominated Term expires in 2009
Mr. Oestreich has served as President of Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since 2004. He previously served as Vice President and Business Director of North America from 2002 to 2004, Vice President and Director of Supply Management from 2001 to 2002 and Vice President and Director for Africa, Middle East, Asia and Pacific from 1999-2001. Mr. Oestreich was appointed a Director of the Company, AEC, IP&L and Resources in July 2005. He was originally recommended as a nominee in 2005 by a third-party search firm acting on behalf of the Nominating and Governance Committee.

CAROL P. SANDERS Age 38	Director since 2005 Nominated Term expires in 2009
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. From 1999 to 2001, she served as Vice President and Treasurer of American Medical Security, Inc. located in Green Bay, Wis. Ms. Sanders was appointed a Director of the Company, AEC, IP&L and Resources in November 2005. She was originally recommended as a nominee in 2005 by a third-party search firm acting on behalf of the Nominating and Governance Committee.

The Board of Directors recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 52	Director since 2003 Term expires in 2007
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. From 1997 to 2001, he was Executive Vice President and Chief Operating Officer of Terra Industries Inc. He also serves as Chairman of the Board for Terra Nitrogen Corp., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of AEC, IP&L and Resources since 2003. Mr. Bennett is Chairperson of the Audit Committee.

WILLIAM D. HARVEY Age 56	Director since 2005 Term expires in 2008
Mr. Harvey has served as Chairman of the Board of the Company, AEC, IP&L and Resources since February 2006. He has served as Chief Executive Officer of the Company, AEC, IP&L and Resources since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of AEC and Chief Operating Officer of the Company, IP&L and Resources since January 2004. He served as President of the Company and as Executive Vice President – Generation for AEC, IP&L and Resources from 1998 to January 2004.

SINGLETON B. MCALLISTER Age 53	Director since 2001 Term expires in 2008
Ms. McAllister has been a partner in the Washington D. C. law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. since July 2005. She previously served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She was previously a partner at Patton Boggs LLP, a Washington, D.C. law firm, from 2001 to 2003. From 1996 until 2001, Ms. McAllister was General Counsel for the United States Agency for International Development. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of AEC, IP&L (or predecessor companies) and Resources since 2001. Ms. McAllister is Chairperson of the Compensation and Personnel Committee.

DAVID A. PERDUE Age 56	Director since 2001 Term expires in 2007
Mr. Perdue is Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. Pillowtex filed for bankruptcy in July 2003 after emerging from a previous bankruptcy in May 2002. From 1998 to 2002, he was employed by Reebok International Limited, where he served as President of the Reebok Brand from 2000 to 2002. Mr. Perdue has served as a Director of AEC, IP&L (or predecessor companies) and Resources since 2001.

JUDITH D. PYLE Age 62	Director since 1994 Term expires in 2007
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of AEC and Resources since 1992 and of IP&L (or predecessor companies) since 1998.

ANTHONY R. WEILER Age 69	Director since 1998 Term expires in 2008
Mr. Weiler is Chairman and President of A. R. Weiler Co. LLC, a consulting firm for home furnishings organizations. He was previously a Senior Vice President of Heilig-Meyers Company, a national furniture retailer headquartered in Richmond, Va. He is a Director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a Director of IP&L (or predecessor companies) since 1979 and of AEC and Resources since 1998. Mr. Weiler is Chairperson of the Nominating and Governance Committee and the Lead Independent Director.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on AEC’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from the Company’s Corporate Secretary. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the committees of the Company, AEC, IP&L and Resources.

Audit Committee

The Audit Committee held nine joint meetings in 2005. The Committee currently consists of M. L. Bennett (Chair), S. B. McAllister, A. K. Newhall, D. A. Perdue and C. P. Sanders. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Mr. Bennett and two additional Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of the Company’s internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of the Company’s independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held five joint meetings in 2005. The Committee currently consists of S. B. McAllister (Chair), M. L. Bennett, D. C. Oestreich and D. A. Perdue. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance and determines and approves as a committee, or together with the other independent directors, the CEO’s compensation level based on the evaluation of the CEO’s performance. In addition, the Committee has responsibilities with respect to the Company’s executive compensation and incentive programs and management development programs.

Nominating and Governance Committee

The Nominating and Governance Committee held three joint meetings in 2005. The Committee currently consists of A. R. Weiler (Chair), A. K. Newhall, J. D. Pyle and R. W. Schlutz. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and the Company’s management; and (5) advise the Board with respect to other matters relating to corporate governance of the Company.

In making recommendations to the Company’s Board of Directors of nominees to serve as directors, the Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•	be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all shareowners of the Company and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•	Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with the Company’s Nominating and Governance Committee Charter and the Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. The Company’s Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

The Company and the Committee maintain a file of recommended potential director nominees which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held two joint meetings in 2005. The Committee currently consists of R. W. Schlutz (Chair), J. D. Pyle, D. C. Oestreich, C. P. Sanders and A. R. Weiler. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety-related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which the Company and IP&L purchase power.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2005. The Committee currently consists of M. L. Bennett, D. A. Perdue and A. R. Weiler. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2005. The Committee currently consists of M. L. Bennett, S. B. McAllister, R. W. Schlutz and A. R. Weiler. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities set forth in Section 180.0825 (5) (a-h) of the Wisconsin Business Corporation Law.

The Board of Directors held seven joint meetings during 2005. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as CEO on an annual basis.

Board members are not expected to attend the Company’s Annual Meeting. In 2005, none of the Board members were present for the Company’s Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on AEC’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from the Company’s Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of the Company.

•	A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company).

•	A director, or a family member of the director, is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years; or a family member of a director is employed by an internal or external auditor of the Company but does not participate in such auditor’s audit, assurance or tax compliance practice.

•	A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with a tax exempt organization to which the Company’s discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

Based on these standards, the Board of Directors has affirmatively determined by resolution that each of the Company’s directors (other than Mr. Harvey, the Company’s Chairman and CEO) has no material relationship with the Company and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee shall be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Weiler is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of Company management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to the Company’s Corporate Secretary, who will post such communications directly to the Company’s Board of Directors’ Web site.

Ethical and Legal Compliance Policy

The Company has adopted a Code of Ethics that applies to all employees, including its CEO, Chief Financial Officer and Chief Accounting Officer, as well as its Board of Directors. The Company makes its Code of Ethics available, free of charge, on AEC’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from the Company’s Corporate Secretary. The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Ethics by posting such information on its Web site address stated above under the “Corporate Governance” caption.

COMPENSATION OF DIRECTORS

No retainer fees are or were paid to Mr. Harvey or Erroll B. Davis, Jr., the Company’s former Chairman and CEO, for their service on the Company’s Board of Directors. In 2005, all other directors (the “non-employee directors”), each of whom served on the Boards of the Company, AEC, IP&L and Resources, received an annual retainer for service on all four Boards consisting of $85,000 in cash. Also, in 2005, the Chairperson of the Audit Committee received an additional $10,000 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received a $3,500 cash retainer; and the Lead Independent Director received an additional $15,000 cash retainer. Travel expenses incurred by the non-employee directors are paid for each meeting attended.

In 2006, the non-employee directors will each receive a cash retainer of $100,000. In 2006, the Chairperson of the Audit Committee will receive an additional $10,000 cash retainer; the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees will each receive an additional $5,000 cash retainer; other members of the Audit Committee will each receive an additional $3,500 cash retainer; and the Lead Independent Director will receive an additional $20,000 cash retainer.

Each non-employee director is encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of AEC common stock pursuant to AEC’s Shareowner Direct Plan or to defer such amount through the AEC stock account in the AEC Director’s Deferred Compensation Plan.

Director’s Deferred Compensation Plan

Under the AEC Director’s Deferred Compensation Plan (“DDCP”), directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Amounts deposited to the AEC Stock Account are treated as though invested in the common stock of AEC and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the AEC Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board of Directors of AEC.

Internal Revenue Code (the “Code”) Section 409A. Code Section 409A imposes restrictions on nonqualified deferred compensation arrangements that do not meet specified criteria as set forth in the statute and supporting guidance. If any of the arrangements provided under the DDCP fail to meet the criteria specified in Code Section 409A, or if the DDCP is not operated by AEC in accordance with such requirements, then a participant will recognize ordinary income at the time of deferral and may be liable for an excise tax on such amounts. AEC anticipates that the DDCP will meet the specified criteria set forth in the statute and the supporting guidance under Code Section 409A.

Director’s Charitable Award Program

AEC maintains a Director’s Charitable Award Program for certain members of its Board of Directors beginning after three years of service. The participants in this Program currently are E. B. Davis, S. B. McAllister, D. A. Perdue, J. D. Pyle and A. R. Weiler. K. C. Lyall, who retired as a director on May 19, 2005, is also a participant in the Program. The purpose of the

Program is to recognize the interest of the Company and its directors in supporting worthy institutions. Under the Program, when a director dies, the Company and/or AEC will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company and/or AEC, and the donations are funded by the Company or AEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company’s or AEC’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or AEC. The Board of Directors of AEC has terminated this Program for all new directors who join the Board after Jan. 1, 2005.

Director’s Life Insurance Program

AEC maintains a split-dollar Director’s Life Insurance Program for non-employee directors. The participants in this Program currently include J. D. Pyle and A. R. Weiler. K. C. Lyall, who retired as a director on May 19, 2005, is also a participant in the Program. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to AEC to reimburse AEC for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to AEC. The imputed income allocations reported for each director in 2005 under this Program were as follows: K. C. Lyall — $566, J. D. Pyle — $29, and A. R. Weiler — $50. In November of 2003, the Board of Directors of AEC terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors.

OWNERSHIP OF VOTING SECURITIES

All of the common stock of the Company is held by AEC. None of the directors or officers of the Company own any shares of the Company’s preferred stock. Listed in the following table are the number of shares of AEC’s common stock beneficially owned by (1) the executive officers listed in the Summary Compensation Table, (2) all director nominees and directors of the Company, and (3) all director nominees, directors and executive officers as a group as of Feb. 28, 2006. The directors and executive officers of the Company as a group owned 1% of the outstanding shares of AEC common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of AEC common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	117,512	(3)
Erroll B. Davis, Jr.	971,906	(3)(4)
Eliot G. Protsch	250,967	(3)
Barbara J. Swan	153,267	(3)

Director Nominees
Ann K. Newhall	9,161	(3)
Dean C. Oestreich	3,994	(3)
Carol P. Sanders	826	(3)

Directors
Michael L. Bennett	5,357	(3)
William D. Harvey	316,297	(3)
Singleton B. McAllister	7,911	(3)
David A. Perdue	8,853	(3)
Judith D. Pyle	14,612
Robert W. Schlutz	22,810	(3)(5)
Anthony R. Weiler	21,245	(3)

All Executive Officers and Directors as a Group
17 people, excluding Mr. Davis	1,118,303	(3)

(1)	Total shares of AEC common stock outstanding as of Feb. 28, 2006 were 117,523,778.

(2)	Stock ownership of Mr. Harvey is shown with the directors.

(3)	Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 2,934, Mr. Aller — 1,000, Mr. Protsch — 845 and Mr. Davis — 9,876 shares; shares of common stock held in deferred compensation plans: Mr. Bennett — 4,945, Mr. Harvey — 38,278, Ms. McAllister — 4,848, Ms. Newhall — 7,851, Mr. Oestreich – 2,994, Mr. Perdue — 8,853, Ms. Sanders —726, Mr. Schlutz — 10,898, Mr. Weiler — 10,064, Mr. Protsch — 36,583, Mr. Aller – 6,951, Mr. Davis — 52,686 and Ms. Swan — 22,350 (all executive officers and directors as a group including Mr. Davis — 222,254); and AEC stock options exercisable on or within 60 days of Feb. 28, 2006: Mr. Harvey — 178,692, Mr. Protsch — 151,953, Mr. Aller – 99,166, Mr. Davis — 812,406 and Ms. Swan — 107,333 (all executive officers and directors as a group including Mr. Davis — 1,482,953).

(4)	Mr. Davis retired from the Company effective Feb. 1, 2006.

(5)	Mr. Schlutz will retire as a director at AEC’s 2006 Annual Meeting on May 12, 2006.

To the Company’s knowledge, no shareowner beneficially owned 5% or more of any class of the Company’s preferred stock as of Dec. 31, 2005. The following table sets forth information, as of Dec. 31, 2005, regarding beneficial ownership by the only persons known to AEC to own more than 5% of AEC’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Barclays Global Investors, N. A. (and certain affiliates) 45 Fremont Street San Francisco, CA 94105	8,088,178	0	8,980,537	0	8,980,537	7.68%
Franklin Resources, Inc. (and certain affiliates) One Franklin Parkway San Mateo, CA 94403-1906	7,422,770	0	7,424,370	0	7,424,370	6.40%

COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by the Company, AEC and AEC’s other subsidiaries to the Chief Executive Officer and certain other executive officers of the Company for all services rendered during 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards(4)		Payouts
Name and Principal Position	Year	Base Salary	Bonus	Other Annual Compensation(3)	Restricted Stock Awards(5)	Securities Underlying Options (Shares)	LTIP Payouts(6)	All Other Compensation(7)
Erroll B. Davis, Jr.(1)	2005 2004 2003	$775,702 749,019 685,000	$0 375,197 0	$78,129 74,987 14,949	$618,706 300,453 0	0 234,732 151,687	$2,788,617 0 0	$168,040 138,719 45,253
William D. Harvey(2) Chairman and Chief Executive Officer	2005 2004 2003	584,692 459,442 290,000	0 206,805 0	6,025 6,246 5,954	1,296,751 100,143 0	0 73,454 26,642	590,961 0 0	84,173 48,896 15,562
Eliot G. Protsch Chief Financial Officer	2005 2004 2003	412,758 364,539 290,000	106,000 142,167 0	5,960 6,014 4,825	693,504 149,981 0	0 40,996 26,642	590,961 0 0	62,468 43,611 15,605
Barbara J. Swan President	2005 2004 2003	312,694 298,674 265,000	73,000 110,791 0	5,627 5,255 0	124,933 100,143 0	0 32,026 24,705	537,224 0 0	23,875 18,843 14,536
Thomas L. Aller Senior Vice President	2005 2004 2003	244,265 237,692 200,000	49,000 123,203 189,170	0 0 0	72,891 0 0	0 21,654 17,438	300,123 0 0	10,697 4,164 8,693

(1)	Mr. Davis was Chairman and CEO from Jan. 1, 2005 until July 1, 2005 and served as Chairman from July 1, 2005 until his retirement on Feb. 1, 2006.

(2)	Mr. Harvey was Chief Operating Officer from Jan. 1, 2005 until July 1, 2005 and has served as CEO since July 1, 2005. On Feb. 7, 2006, Mr. Harvey was also elected Chairman.

(3)	Other Annual Compensation consists of income tax gross-ups for split-dollar life insurance and, for Mr. Davis only, air travel. Certain personal benefits provided by the Company or AEC to the executive officers named in the Summary Compensation Table above are not included in the Summary Compensation Table. The aggregate amount of such personal benefits for each such executive officer in each year reflected in the Summary Compensation Table did not exceed the lesser of $50,000 or 10% of the sum of such executive officer’s base salary and bonus in each respective year.

(4)	Awards made in 2005 were in addition to performance share awards as described in the table entitled “Long-Term Incentive Awards in 2005.”

(5)

The amounts in the Summary Compensation Table above for restricted stock granted in 2004 and 2005 represent the market value based on the closing price of AEC common stock on the date of the grants. Mr. Protsch was granted 2,008 shares of restricted stock on Jan. 3, 2004 that vested on Jan. 3, 2006. All other shares of restricted stock granted to the executive officers listed in 2004 were granted on Jan. 30, 2004 and vest three years after the date of grant. Mr. Harvey was granted 34,880 shares of restricted stock on July 11, 2005 that vest 20% on the third anniversary of the grant date, 40% on the fourth anniversary of the grant date and 40% on the fifth anniversary of the grant date. Mr. Protsch was granted 17,440 shares of restricted stock on July 11, 2005 that vest 20% on the third anniversary of the grant date, 30% on the fourth anniversary of the grant date and 50% on the fifth anniversary of the grant date. All other shares of restricted stock granted to the executive officers listed in 2005 vest subject to meeting certain performance criteria. The shares vest if for the second, third or fourth year of the performance period, AEC’s annual Earnings Per Average Common Share from Continuing Operations (“EPS”) is at least 116% of EPS for the year ending immediately prior to the beginning of the performance period. More specifically, the performance contingency is satisfied if on Dec. 31,

2006, 2007 or 2008 AEC’s EPS is at least 116% of the EPS for the year ending 2004. As of Dec. 31, 2005, the total number of shares of restricted common stock (and their market value based on the closing price of AEC common stock on Dec. 30, 2005, the last trading day of the year) held by each executive officer listed in the Summary Compensation Table above were as follows: Mr. Davis, 33,623 shares ($942,789); Mr. Harvey, 49,122 shares ($1,377,381); Mr. Protsch, 30,109 shares ($844,256); Ms. Swan, 8,314 shares ($233,125); and Mr. Aller, 2,594 shares ($72,736). Holders of restricted stock are entitled to receive all dividends on such shares of restricted stock prior to vesting. Such dividends are reinvested into AEC common stock and are subject to the same vesting schedule as the restricted stock on which they are earned.

(6)	Executive officers receiving a payout of their performance shares awarded in 2003 for the performance period ending Dec. 31, 2005 could elect to receive their award in cash, in shares of AEC common stock, or partially in cash and partially in AEC common stock. All of the named officers elected to receive their awards 100% in cash, with the exception of Ms. Swan, who received 440 shares of AEC common stock on Jan. 23, 2006 and received the remaining value of her award in cash.

(7)	The table below shows the components of the compensation reflected under this column for 2005:

	Erroll B. Davis, Jr.	William D. Harvey	Eliot G. Protsch	Barbara J. Swan	Thomas L. Aller
A.	$23,271	$9,923	$9,064	$6,300	$6,300
B.	99,652	36,316	28,902	7,398	0
C.	8,808	4,205	1,560	1,156	1,634
D.	36,309	33,729	22,942	9,021	2,763
Total	$168,040	$84,173	$62,468	$23,875	$10,697

A.	Matching contributions to 401(k) Savings Plan and Deferred Compensation Plan
B.	Split dollar life insurance premiums
C.	Life insurance coverage in excess of $50,000
D.	Dividends earned in 2005 on restricted stock

STOCK OPTIONS

AEC did not grant any stock options in 2005.

The following table provides information for the executives named below regarding options exercised in 2005 and the number and value of exercisable and unexercisable options.

AGGREGATE OPTION EXERCISES IN 2005 AND OPTION VALUES AT DEC. 31, 2005

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Year End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Erroll B. Davis, Jr.(2)	0	$0	667,564	157,442	$1,335,742	$893,706
William D. Harvey	0	0	149,975	57,851	275,089	237,949
Eliot G. Protsch	0	0	139,156	36,212	245,449	178,668
Barbara J. Swan	0	0	110,644	29,585	130,857	156,959
Thomas L. Aller	0	0	86,135	20,249	156,466	108,568

(1)	Based on the closing per share price of AEC common stock on Dec. 30, 2005 (the last trading day of the year) of $28.04.

(2)	Pursuant to the terms of his stock option award agreements, all of Mr. Davis’ unvested stock options vested immediately upon his retirement on Feb. 1, 2006, and he has three years from such date to exercise his vested stock options.

LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards made to the executives named below in 2005.

LONG-TERM INCENTIVE AWARDS IN 2005

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Erroll B. Davis, Jr.(2)	33,027	1/1/2008	16,514	33,027	66,054
William D. Harvey	15,561	1/1/2008	7,781	15,561	31,122
Eliot G. Protsch	9,509	1/1/2008	4,755	9,509	19,018
Barbara J. Swan	6,669	1/1/2008	3,335	6,669	13,338
Thomas L. Aller	3,458	1/1/2008	1,729	3,458	6,916

(1)	Consists of performance shares awarded as part of AEC’s annual Long Term Incentive (“LTI”) grant. The payout from the performance shares is based on AEC’s three-year Total Shareowner Return (“TSR”) relative to a peer group (defined as those companies comprising the Standard & Poor’s (“S&P”) Midcap Utilities Index) during the three-year performance cycle ending Dec. 31, 2007. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of AEC common stock, cash or a combination of common stock and cash.

(2)	Pursuant to the terms of his performance share award agreement, Mr. Davis’ shares are to be prorated based upon the number of months he was actively working during the performance period, provided that the performance criteria are satisfied and there is a payout at all.

CERTAIN AGREEMENTS

Mr. Davis’ position as Chairman of the Board was subject to an employment agreement with AEC, pursuant to which he would serve as the Chairman of AEC until the expiration of the term of the agreement on the date of AEC’s 2006 Annual Meeting, but no later than May 30, 2006. In addition, he was to serve as the Chief Executive Officer of AEC during the term of the agreement unless otherwise determined by the Board of Directors. Under the employment agreement, Mr. Davis would also serve as the Chief Executive Officer of the Company, IP&L and Resources as long as he held the same position for AEC. On July 1, 2005, AEC’s Board of Directors appointed Mr. Harvey as the Chief Executive Officer and President of AEC and the Company’s Board of Directors appointed Mr. Harvey as the Chief Executive Officer of the Company. Mr. Davis remained Chairman of the Board of AEC, the Company, IP&L and Resources. Pursuant to the employment agreement, Mr. Davis was paid an annual base salary of not less than $750,000. Mr. Davis retired and resigned from his position as Chairman of the Board effective Feb. 1, 2006. Under the employment agreement, Mr. Davis was afforded the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) at least equal to other executive officers and receive supplemental retirement benefits (including continued participation in the Alliant Energy Corporation Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. In conjunction with Mr. Davis’ retirement, for purposes of AEC’s Supplemental Executive Retirement Plan described in detail under “Retirement and Employee Benefit Plans,” (i) Mr. Davis will be deemed to have been paid an annual bonus for 2003 of $595,539 (the amount that he would have received had he been eligible for such a bonus for such year), no bonus for 2005, and a pro-rata bonus of $104,000 for 2006, which has been deemed to be the estimated target award. A special calculation will apply to protect the dollar amount that Mr. Davis could have been paid on May 1, 2003 if he had retired on April 30, 2003. Mr. Davis generally will be deemed to be a retiree not subject to the early commencement reduction factors that would otherwise apply. For purposes of AEC’s Executive Tenure Compensation Plan, the Board of Directors determined to treat Mr. Davis as an eligible retiree at the termination of his employment, regardless of the circumstances other than death. The voluntary retirement of Mr. Davis was considered a termination of employment without good reason prior to the end of the term of the employment agreement. Therefore, AEC paid Mr. Davis all compensation earned through Feb. 1, 2006 (including previously deferred compensation and pro rata short-term incentive compensation of $104,000 based upon the maximum potential award). Mr. Davis is also eligible for the benefits he has accrued under the applicable retirement plans, including the benefits under the Supplemental Executive Retirement Plan and the Executive Tenure Compensation Plan.

AEC currently has in effect key executive employment and severance agreements (the “KEESAs”) with its executive officers and certain key employees of AEC (including Messrs. Harvey, Protsch and Aller and Ms. Swan). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (depending on which executive is involved) after a change in control of AEC (as defined in the KEESAs) (the “Employment Period”), the officer’s employment is ended through (a) termination by AEC, other than by reason of death or disability or for cause (as defined in the KEESAs); or (b) termination by the officer due to a breach of the agreement by AEC or a significant change in the officer’s responsibilities. The benefits provided are (a) a cash termination payment of up to three times (depending on which executive is involved) the sum of the officer’s annual salary and his or her average annual bonus during the three years before the termination; and (b) continuation for up to the end of the Employment Period of equivalent hospital, medical, dental, accident and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which AEC may pay without loss of deduction under the Code. The KEESAs for the Chairman, Chief Executive Officer, President, Senior Executive Vice President, Executive Vice President and Senior Vice President (including Messrs. Harvey, Protsch and Aller and Ms. Swan) provide that if any payments thereunder or otherwise constitute an excess parachute payment, AEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis’ KEESA terminated on Feb. 1, 2006.

RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Cash Balance Pension Plan

Salaried employees (including officers) of the Company are eligible to participate in the Alliant Energy Cash Balance Pension Plan (the “Pension Plan”) maintained by Corporate Services. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued, if they terminate on or before Aug. 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, their benefits would currently be determined by the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

Company Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. The individuals listed in the Summary Compensation Table covered by this formula are Messrs. Davis, Harvey and Protsch and Ms. Swan. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior plan formula based on average annual compensation and years of service. The benefits would be as follows:

Company Plan A Prior Plan Formula Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	15	20	25	30+
$ 200,000	$55,000	$73,333	$91,667	$110,000
300,000	82,500	110,000	137,500	165,000
400,000	110,000	146,667	183,333	220,000
500,000	137,500	183,333	229,167	275,000
600,000	165,000	220,000	275,000	330,000
700,000	192,500	256,667	320,833	385,000
800,000	220,000	293,333	366,667	440,000
900,000	247,500	330,000	412,500	495,000
1,000,000	275,000	366,667	458,333	550,000
1,100,000	302,500	403,333	504,167	605,000

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Pension Plan for covered persons named in the Summary Compensation Table are as follows: Erroll B. Davis, Jr., 26 years; William D. Harvey, 18 years; Eliot G. Protsch, 26 years; and Barbara J. Swan, 17 years.

IES Industries Pension Plan Prior Formula. The other applicable prior plan formula provided retirement income based on years of service and final average compensation. Mr. Aller has a frozen benefit of $7,608 annually under this prior formula which is payable at age 65.

Unfunded Excess Plan

Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation. Upon Mr. Davis’ retirement on Feb. 1, 2006, his vested benefit had a lump sum value of $3,003,018. A portion of Mr. Davis’ benefit was paid on Feb. 1, 2006, and the remaining balance is payable on Aug. 1, 2006.

Unfunded Executive Tenure Compensation Plan

Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in the service of AEC by providing additional compensation that is payable only if the executive remains with AEC until retirement (or other termination if approved by the Board of Directors of AEC). Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only active participant in the Plan as of Dec. 31, 2005. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with AEC Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant’s highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant’s beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement or, if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $184,620 are payable to Mr. Davis commencing on Sept. 1, 2006.

Supplemental Executive Retirement Plan

AEC maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) to provide incentive for key executives to remain in the service of AEC by providing additional compensation that is payable only if the executive remains with AEC until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of the individuals listed in the Summary Compensation Table. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board.

For Messrs. Davis, Harvey and Protsch, and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with AEC after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant. If the lifetime benefit is selected and the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by AEC, payable for a maximum of 12 years. A post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary. The following table shows the amount of retirement payments under the SERP, assuming a minimum of 10 years of service at retirement age and payment in the annuity form.

Supplemental Executive Retirement Plan Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	<10 Years	>10 Years*
$ 200,000	0	$120,000
300,000	0	180,000
400,000	0	240,000
500,000	0	300,000
600,000	0	360,000
700,000	0	420,000
800,000	0	480,000
900,000	0	540,000
1,000,000	0	600,000
1,100,000	0	660,000

* Reduced by the sum of the benefit payable from the applicable defined benefit pension plan and the Unfunded Excess Plan.

Upon Mr. Davis’ retirement on Feb. 1, 2006, his benefit had a lump sum value of $5,517,280, payable on January 1, 2007.

For Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of up to 10 years, or in monthly installments for 18 years. If the monthly installment option is selected and the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by AEC, payable for a maximum of 12 years. The following table shows the amount of retirement payments under the SERP, assuming a minimum of 10 years of service at retirement age and payment in the annuity form.

Supplemental Executive Retirement Plan Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	<10 Years	>10 Years*
$ 200,000	0	$100,000
300,000	0	150,000
400,000	0	200,000
500,000	0	250,000
600,000	0	300,000
700,000	0	350,000
800,000	0	400,000
900,000	0	450,000
1,000,000	0	500,000
1,100,000	0	550,000

* Reduced by the sum of the benefit payable from the applicable defined benefit pension plan and the Unfunded Excess Plan.

Key Employee Deferred Compensation Plan

AEC maintains a Key Employee Deferred Compensation Plan (“KEDCP”) under which participants may defer up to 100% of base salary and incentive compensation. Participants who have made the maximum allowed contribution to the AEC-sponsored 401(k) Savings Plan may receive an additional credit to the KEDCP. The credit will be equal to 50% of the lesser of (a) the amount contributed to the 401(k) Savings Plan plus the amount deferred under the KEDCP; or (b) 6% of base salary, reduced by the amount of any matching contributions in the 401(k) Savings Plan. The employee may elect to have his or her deferrals credited to an Interest Account or a Company Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to AEC Stock Account are treated as though invested in the common stock of AEC and will be credited with dividend equivalents, which will be treated as if reinvested. The shares of common stock identified as obligations under the KEDCP are held in a rabbi trust. Payments from the KEDCP may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants are selected by the Chief Executive Officer of Corporate Services. Messrs. Harvey, Protsch and Aller, and Ms. Swan are participants in the KEDCP. Prior to his retirement, Mr. Davis was a participant in the KEDCP and he will receive distributions from the KEDCP in accordance with his prior elections.

REPORT OF THE COMPENSATION AND PERSONNEL

COMMITTEE ON EXECUTIVE COMPENSATION

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company is currently composed of four independent directors (the same directors that comprise the AEC Compensation and Personnel Committee). The following is a report prepared by these directors with respect to compensation paid by AEC, the Company and AEC’s other subsidiaries.

The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executive officers, evaluates executive officer performance, and considers related matters. It also makes recommendations to the Nominating and Governance Committee regarding Director compensation. To support it in carrying out its mission, the Committee engages an independent consultant (which is retained by the Committee rather than Company executives) to provide assistance.

The Committee is committed to implementing an overall compensation program for executive officers that furthers the Company’s strategic plan. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company’s business strategies:

•	Executive management compensation (and particularly, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of the AEC’s shareowners and customers.

•	Total compensation should enhance the Company’s ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, the successful operation and management of the Company depends.

•	Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of comparable companies. Specifically, the Company targets the median (50th percentile) of base salaries paid by companies of similar revenue base within the utility and general industries.

•	Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. The Committee targets incentive levels at the median (50th percentile) of incentive compensation paid by companies of similar revenue base within the utility and general industries.

Components of Compensation

The major elements of AEC’s executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive officer’s total compensation package, including employee benefit and perquisite programs. The Committee’s goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered to similarly situated executive officers at companies of similar size. For 2005, the Committee determined that total executive compensation target levels were in line with compensation rates at comparable companies.

To ensure the Committee has adequate time to consider executive officers’ total compensation for the coming year, Committee members are provided detailed compensation information in advance of the second to last Committee meeting of the previous year, which is then presented and analyzed at that Committee meeting. Committee members then have time between meetings to raise questions and ask for additional information. The Committee then makes final decisions regarding compensation at the last Committee meeting of the previous year.

Base Salaries

The Committee annually reviews each executive officer’s base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data from similarly-sized companies, with utility-specific positions based exclusively on energy industry data. The industry peer group the Committee used in 2005 for assessing compensation includes, but is somewhat broader than, the industry index used in the cumulative total shareowner return graph in this proxy statement. The Committee annually adjusts base salaries to recognize changes in the market, AEC performance, varying levels of responsibility, and the executive officers’ prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limits across-the-board increases, although the Committee also considers individual performance factors in setting base salaries.

Based on this data and consultation with the independent executive compensation consultant, the Committee approved base salary increases for the Company’s executive officers in 2005.

Short-Term Incentives

AEC’s short-term (annual) incentive program promotes the Committee’s pay-for-performance philosophy by providing executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of AEC financial goals and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executive officers to achieve these goals. The Committee reviews and approves the program’s performance goals on an annual basis, the relative weight assigned to each goal and the targeted and maximum award levels. A description of the short-term incentive program available during 2005 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan – In 2005, the Alliant Energy Corporation Management Incentive Compensation Plan (the “MICP”) covered executive officers and was based on achieving annual targets for AEC’s financial and business unit performance. AEC financial performance was gauged on EPS and cash flows from continuing operations and was used to determine an overall pool of available incentive dollars under the MICP. If a pre-determined EPS target is not met, there is no funding for the plan and no bonus payment associated with the MICP, unless the Committee determines otherwise. If that threshold is met, the pool of dollars available for awards is allocated to executive officers on a pro forma basis (base salary x target incentive percent x corporate performance modifier). Executive officers’ pro forma awards are then subject to adjustment upward or downward based on each individual’s achievement on financial and operational measures specific to his or her business unit such as safety, reliability and customer service. Adjustments are made at the discretion of the CEO and are reviewed and approved by the Committee. Target and maximum bonus awards under the MICP in 2005 were set at the median of the utility and general industry market levels. The Committee considered these targets to be achievable, but substantially challenging. The level of performance achieved in each category determines actual payment of bonuses, as a percentage of annual salary. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. MICP targets ranged from 80% of base salary for Messrs. Davis and Harvey to 30-65% of base salary for other executive officers, with a maximum possible payout for all of two times their target percentage.

For 2005, AEC’s EPS minimum target under the MICP was not met. However, the Committee assessed the negative impact of the Brazil business on overall AEC EPS relative to the Company’s and IP&L’s strong utility performance. Based on that review, the Committee determined in February 2006 that bonus payments for 2005 MICP plan year performance were warranted for certain executive officers. Actual payments were approximately 55% of target for named officers, except that Messrs. Davis and Harvey did not receive any payment.

Long-Term Incentives

The Committee strongly believes compensation for executive officers should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, AEC maintains plans that permit grants of stock options, restricted stock and performance units/shares with respect to AEC’s common stock. The Committee believes that the incentive plans balance AEC’s annual compensation programs by emphasizing compensation based on the long-term, successful performance of AEC from the perspective of AEC’s shareowners.

In determining actual award levels under the Alliant Energy Corporation Long-Term Incentive Program (“LTIP”), the Committee sought to provide competitive total compensation opportunities to executive officers while also taking performance factors into account. As such, award levels for 2005 were based on a competitive analysis of similarly sized utility and general industry companies that took into consideration the market level of long-term incentives, the competitiveness of the total compensation package and Company performance. Award levels were targeted to the median of the range of such awards paid by comparable companies. A description of the long-term incentive programs available to executive officers during 2005 is set forth below.

LTIP – The LTIP for 2005 consisted of grants of performance-contingent restricted stock and performance shares to all executive officers, including Messrs. Davis, Harvey, Protsch and Aller, and Ms. Swan. The Committee also granted Messrs.

Harvey and Protsch time-based restricted stock to recognize their strong performance and to help ensure that they will be members of the Company’s management team in the future.

The vesting of the performance-contingent restricted stock granted in 2005 is based on AEC’s EPS growth. Specifically, the stock vests if AEC achieves a 16% growth in EPS within four years. In no case may the stock vest earlier than two years, and all shares will be forfeited if the EPS target is not met at the four-year mark.

Payout of performance shares granted in 2003, 2004 and 2005 is based on AEC’s three-year Total Shareowner Return (TSR) relative to a defined peer group. For 2003 and 2004, the peer group was all major publicly traded utilities. For 2005, the peer group is companies comprising the S&P Midcap Utilities Index. Thus, the Committee believes the two components of the Long-Term Incentive Program (i.e., performance-contingent restricted stock and performance shares) provide incentives for management to create value and produce superior shareowner returns on both an absolute and relative basis.

Due to the TSR goal being achieved, there was a performance share payout of 175% of target for the 2003 grant which had a three-year cycle ending in December 2005. The Committee approved the awards in January 2006 and paid them out in that same month.

In addition to performance-contingent restricted stock and performance shares, the Committee awarded Messrs. Harvey and Protsch grants of time-based restricted stock in July 2005. Mr. Harvey’s award consisted of 34,880 shares of restricted stock valued at $1,000,000, vesting as follows: 20% on the third anniversary of the grant date; 40% on the fourth anniversary of the grant date; and 40% on the fifth anniversary of the grant date. Mr. Protsch’s award consisted of 17,440 shares of restricted stock valued at $500,000, vesting as follows: 20% on the third anniversary of the grant date; 30% on the fourth anniversary of the grant date; and 50% on the fifth anniversary of the grant date. These grants coincided with the promotions of Messrs. Harvey and Protsch to their respective new roles. The Committee decided to grant the awards for the purpose of recognizing and retaining these key individuals and bringing their compensation closer in line with competitive market rates.

Performance-contingent restricted stock and performance shares will comprise the total long-term incentive target award for 2006 as well.

Other Benefits

Basic benefit programs that are made available to all other salaried employees are also made available to executive officers, including AEC’s 401(k) savings plan and the Cash Balance Pension Plan. In addition, executive officers are eligible to participate in AEC’s Excess Plan, SERP and KEDCP – all as described in the Retirement and Employee Benefit Plans section of this proxy statement. Executive officers are also eligible for a separate Executive Health Care Plan (medical and dental) and flexible perquisites. In 2006, executive officers were moved into AEC’s broad-based Employee Health Care Plan.

Certain executive officers receive individually owned life insurance policies. Premiums paid by AEC for this insurance were taxed as bonuses to the individual officers in 2005.

Compensation of the Chief Executive Officer

When determining the compensation package of the CEO, the Committee follows the same general policies that guide compensation decisions for other executive officers. Thus, the Committee based Mr. Harvey’s award levels on an analysis of similarly sized utility and general industry companies that took into consideration the competitiveness of the total compensation package, as well as AEC performance.

As was the case for other executive officers, Mr. Harvey – Chief Operating Officer at the beginning of 2005 – received a base salary increase in February 2005 to $490,000 from his previous level of $475,000, which had been in effect for 2004. The Committee approved the salary increase based on its evaluation of Mr. Harvey’s performance and on a review of competitive data for his position at that time. Upon Mr. Harvey being named CEO in July 2005, he received a base salary increase to $700,000, with the Committee again approving the increase based on a review of competitive data and taking into account Mr. Harvey was new to the CEO position.

For 2005, Mr. Harvey’s target long-term incentive percentage was increased with his appointment to CEO from 150% of base salary to 200% of base salary, with the total award comprising performance shares and performance-contingent restricted stock. In addition to these grants, the Committee also approved a grant of time-based restricted stock for recognition and retention purposes, as described in “Long-Term Incentives” above. All of Mr. Harvey’s 2005 awards under the long-term incentive program are also shown in the table under “Long-Term Incentive Awards in 2005.”

For 2005, Mr. Harvey’s target short-term incentive percentage was increased with his appointment to CEO from 65% of base salary to 80% of base salary. As was noted earlier, however, while the Committee made other executive officers eligible for short-term incentive payouts under the 2005 MICP, Mr. Harvey did not receive an award, based on AEC’s performance on the corporate financial goals described above, specifically EPS.

Compensation of the Chairman of the Board (formerly Chairman and CEO)

Mr. Davis – Chairman and CEO at the beginning of 2005 – received a base salary increase in February 2005 to $780,000 from his previous level of $750,000, which had been in effect for 2004. The Committee approved the salary increase based on its evaluation of Mr. Davis’ performance and on a review of competitive data for his position at that time.

Upon Mr. Davis’ transition out of the CEO role into strictly the Chairman role, the Committee determined that no changes to his compensation would be made at that time. As described in the “Certain Agreements” section of this proxy statement, Mr. Davis already had an employment agreement with AEC in place to cover his compensation in the event of various contingencies and pending his retirement.

For 2005, Mr. Davis’ target long-term incentive percentage was maintained at 200% of base salary, the same as it had been for 2004, with the total award comprising performance shares and performance-contingent restricted stock. All of Mr. Davis’ 2005 awards under the long-term incentive program are shown in the table under “Long-Term Incentive Awards in 2005.”

For 2005, Mr. Davis’ target short-term incentive percentage was also maintained at the 2004 level of 80% of base salary. Based on AEC’s performance on the corporate financial goals, specifically EPS, Mr. Davis did not receive a 2005 short-term incentive award.

Share Ownership Guidelines

AEC has established share ownership guidelines for executive officers as a way to better align the financial interests of its officers with those of its shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares for the Chief Executive Officer, 36,000 shares for Executive Vice Presidents, and 12,000 shares for Vice Presidents. These executive officers are expected to make continuing progress toward compliance with these guidelines. Individuals at the participating levels are asked to achieve the recommended ownership multiple within a five-year period from the effective date of becoming an officer. The Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described in this report, the Committee intends to qualify future compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances. All taxable income for 2005 of the executive officers of the Company qualified under Section 162(m) as deductible by the Company.

Conclusion

The Committee believes the existing executive compensation policies and programs provide an appropriate level of competitive compensation for the Company’s executive officers. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE

Singleton B. McAllister (Chairperson)

Michael L. Bennett

Dean C. Oestreich

David A. Perdue

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of the Board of Directors of the Company is composed of five directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent registered public accounting firm has provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting.

The principal accounting fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of the Company and its subsidiaries for 2004 and 2005 were as follows:

	2004	2005
Audit Fees	$987,000	$892,000
Audit-Related Fees	348,000	33,000
Tax Fees	70,000	77,000
All Other Fees	22,000	25,000

Audit Fees consisted of the fees billed for the audit of (i) the consolidated financial statements of the Company and its subsidiaries, (ii) management’s assessment of the effectiveness of AEC’s internal controls over financial reporting; and (iii) the effectiveness of AEC’s internal controls over financial reporting, reviews of financial statements included in Form 10-Q filings and services normally provided in connection with statutory and regulatory filings such as financial transactions.

Audit-Related Fees consisted of the fees billed for Sarbanes-Oxley Section 404 planning, employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent registered public accounting firm’s tax division, except those rendered in connection with the audit.

All Other Fees consisted of license fees for tax and accounting research software products.

The Audit Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining auditor independence.

The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, for filing with the SEC.

AUDIT COMMITTEE

Michael L. Bennett (Chairperson)

Singleton B. McAllister

Ann K. Newhall

David A. Perdue

Carol P. Sanders

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2006 and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are not expected to attend the annual meeting. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2004 and 2005, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. For purposes of determining the vote required for this proposal, abstentions and broker nonvotes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s preferred stock with the SEC. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s reporting persons in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. The Company is required to disclose in this proxy statement the failure of reporting persons to file these reports when due. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied these filing requirements in 2005.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

APPENDIX A

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2005

Wisconsin Power and Light Company (WPL) filed a combined Form 10-K for 2005 with the Securities and Exchange Commission (SEC); such document included the filings of WPL’s parent, Alliant Energy Corporation (Alliant Energy), Interstate Power and Light Company (IPL) and WPL. The primary first tier subsidiaries of Alliant Energy are WPL, IPL, Alliant Energy Resources, Inc. (Resources) and Alliant Energy Corporate Services, Inc. (Corporate Services). Certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) and the Notes to Consolidated Financial Statements included in this WPL Annual Report represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WPL Annual Report at times includes information relating to Alliant Energy, IPL, Resources and/or Corporate Services. All required disclosures for WPL are included in this Annual Report thus such additional disclosures represent supplemental information.

THE COMPANY

Overview - WPL was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WPL is a public utility engaged principally in the generation, distribution and sale of electric energy; and the purchase, distribution, transportation and sale of natural gas in selective markets. Nearly all of WPL’s customers are located in south and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration, which are regulated by Wisconsin law. At Dec. 31, 2005, WPL supplied electric and gas service to 452,679 and 179,289 (excluding transportation and other) customers, respectively. WPL also provides various other energy-related products and services. In 2005, 2004 and 2003, WPL had no single customer for which electric, gas and/or other sales accounted for 10% or more of WPL’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WPL and holds WPL’s investment in American Transmission Company LLC (ATC). WPL also owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company (South Beloit), which was incorporated in 1908. South Beloit is a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, and which WPL is divesting.

Regulation - WPL is subject to regulation by the Public Service Commission of Wisconsin (PSCW) for Wisconsin service territories for retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities, certain other additions and extensions to facilities, and in other respects. WPL is required to file rate cases with the PSCW using a forward-looking test year period.

WPL is also subject, but not limited, to regulation by the Illinois Commerce Commission, the Federal Energy Regulatory Commission (FERC) and the United States of America (U.S.) Environmental Protection Agency (EPA).

Electric Utility Operations - As of Dec. 31, 2005, WPL provided electric service to 450,628 retail, 31 wholesale and 2,020 other customers in 610 communities. 2005 electric utility operations accounted for 76% of operating revenues and 84% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 2005, the maximum peak hour demand for WPL was 2,854 megawatts (MW) and occurred on Aug. 9, 2005.

Gas Utility Operations - As of Dec. 31, 2005, WPL provided retail natural gas service to 179,289 (excluding 253 transportation and other) customers in 246 communities. 2005 gas utility operations accounted for 23% of operating revenues and 19% of operating income, which include providing gas services to retail and transportation customers. WPL’s gas sales follow a seasonal pattern. There is an annual base load of gas used for heating and other purposes, with a large heating peak occurring during the winter season.

SELECTED FINANCIAL DATA

	2005 (1)	2004 (1)	2003 (1)	2002	2001
	(in millions)
Operating revenues	$1,409.6	$1,209.8	$1,217.0	$989.5	$993.7
Earnings available for common stock	101.8	110.4	111.6	77.6	70.2
Cash dividends declared on common stock	89.8	89.0	70.6	59.6	60.4
Cash flows from operating activities	176.6	199.3	138.5	223.9	135.9
Total assets	2,667.6	2,656.1	2,469.3	2,335.1	2,217.5
Long-term obligations, net	403.7	491.3	453.5	523.3	523.2

(1)	Refer to “Results of Operations” in MDA for a discussion of the 2005, 2004 and 2003 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WPL’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (MDA)

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: weather effects on results of operations; economic and political conditions in WPL’s service territories; federal and state regulatory or governmental actions, including the impact of the Energy Policy Act of 2005 (EPAct 2005) and other energy-related legislation in Congress and federal tax legislation; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and deferred expenditures, the earning of reasonable rates of return in current and future rate proceedings and the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with WPL’s construction of new generating facilities; issues related to the supply of fuel and purchased electricity and price thereof, including the ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner; the impact higher fuel and fuel-related prices may have on customer demand for utility services, customers’ ability to pay utility bills and WPL’s ability to collect unpaid utility bills; unplanned outages at WPL’s generating facilities and risks related to recovery of increased costs through rates; issues related to electric transmission, including operating in the new Midwest Independent System Operator (MISO) energy market, the impact of potential future billing adjustments from MISO, recovery of costs incurred, and federal legislation and regulation affecting such transmission; impact of weather hedges on WPL’s earnings; costs associated with WPL’s environmental remediation efforts and with environmental compliance generally; unanticipated issues related to the Calpine Corporation (Calpine) bankruptcy that could adversely impact WPL’s purchased power agreements; developments that adversely impact WPL’s ability to implement its strategic plan; material declines in the fair market value of, or expected cash flows from, WPL’s investments; WPL’s ability to continue cost controls and operational efficiencies; WPL’s ability to identify and successfully complete potential acquisitions and/or development projects; WPL’s ability to complete its proposed or potential divestitures of various businesses and investments on a timely basis and for anticipated proceeds; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; current or future litigation, regulatory investigations, proceedings or inquiries; the direct or indirect effect resulting from terrorist incidents or responses to such incidents; the effect of accounting pronouncements issued periodically by standard-setting bodies; continued access to the capital markets; the ability to utilize any tax capital losses that may be generated in the future; the ability to successfully complete ongoing tax audits and appeals with no material impact on WPL’s earnings and cash flows; inflation and interest rates; and factors listed in “Other Matters - Other Future Considerations.” WPL assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

EXECUTIVE SUMMARY

Description of Business - WPL is a public utility engaged principally in the generation, distribution and sale of electric energy; and the purchase, distribution, transportation and sale of natural gas in selective markets in Wisconsin, as well as the utility operations of Illinois properties that WPL is divesting. WPL owns a portfolio of electric generating facilities with a diversified fuel mix including coal, natural gas and renewable resources. The output from these generating facilities, supplemented with purchased power, is used to provide electric service to approximately 453,000 electric customers in the upper Midwest. WPL also procures natural gas from various suppliers to provide service to approximately 179,000 gas customers in the upper Midwest. WPL’s earnings and cash flows are sensitive to various external factors including, but not limited to, the impact of weather on electric and gas sales volumes, the amount and timing of rate relief approved by regulatory authorities and other factors listed in “Forward-Looking Statements.”

Summary of Historical Results of Operations - In 2005, 2004 and 2003, WPL’s earnings available for common stock were $101.8 million, $110.4 million and $111.6 million, respectively. Refer to “Results of Operations” for details regarding the various factors impacting earnings during 2005, 2004 and 2003.

STRATEGIC OVERVIEW

Summary - WPL is committed to maintaining sustained, long-term strong financial performance with a strong balance sheet and investment grade credit ratings. The strategic plan for WPL is concentrated on: 1) building and maintaining the generation and infrastructure necessary to provide WPL’s utility customers with safe, reliable and environmentally sound energy service; 2) earning returns authorized by its regulators; and 3) controlling costs to mitigate potential rate increases. WPL is utilizing a comprehensive Lean Six Sigma program to assist it in generating cost savings and operational efficiencies.

Progressive legislation passed in Wisconsin provides companies with the necessary rate making principles - and resulting increased regulatory and investment certainty - prior to making certain generation investments. These changes have enabled WPL to pursue additional generation investments to serve its customers and to provide WPL with greater certainty regarding the returns on these investments. Refer to “Generation Plan” and “Liquidity and Capital Resources - Cash Flows used for Investing Activities - Construction and Acquisition Expenditures” for additional information.

Generation Plan - WPL’s current generation plan for the 2006 to 2013 time period reflects the need to increase base-load generation in Wisconsin. The proposed new generation is expected to meet increasing customer demand, reduce reliance on purchased power agreements and mitigate the impacts of potential future plant retirements. WPL will continue to purchase energy and capacity in the market and intends to remain a net purchaser of both, but at a reduced level assuming the successful completion of these generation projects. The plan also reflects continued commitments to WPL’s energy efficiency and environmental protection programs. WPL currently expects to add approximately 350 MW of owned-generation between 2006 and 2013, which includes approximately 250 MW of clean-coal technology generation in 2012 and up to 100 MW of wind generation in 2007 or 2008. The addition of such generation is expected to require approximately $550 million in capital expenditures, excluding allowance for funds used during construction, from 2006 to 2013. WPL’s previous plans to pursue a 500 MW jointly-owned base-load electric plant with Wisconsin Public Service Corporation have changed and WPL now plans to pursue additional options for its 250 MW of clean-coal technology generation in 2012.

WPL’s generation plan also assumes it will enter into purchased power agreements to add approximately 20 anaerobic digesters in Wisconsin. In addition, Alliant Energy expects to either own or enter into purchased power agreements to add 350 MW of wind generation. In July 2005, Alliant Energy announced that it signed a purchased power agreement to proceed with an Iowa-based wind energy farm to develop up to 150 MW of renewable energy by the end of 2007. Allocation of the energy from the Iowa facility to IPL and WPL will be determined at a later date. WPL continues to monitor developments related to state and federal renewable portfolio standards and federal and state tax incentives. WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its generation requirements and expects to adjust its plans as needed to meet any of these standards or to react to any market factors increasing or decreasing the availability or cost effectiveness of the various renewable energy technologies.

Alliant Energy currently has agreements with Calpine subsidiaries related to the purchase of energy and capacity from the 466 MW RockGen Energy Center in Christiana, Wisconsin and the 603 MW (Alliant Energy leases 481 MW of this total capacity under its current purchased power agreement) Riverside Energy Center in Beloit, Wisconsin and has the option to purchase these two facilities in 2009 and 2013, respectively. WPL is currently unable to determine what impacts Calpine’s recent bankruptcy filing will have on these two purchased power agreements. Refer to Note 18 of the “Notes to Consolidated Financial Statements” and “Other Matters - Other Future Considerations - Calpine Bankruptcy” for additional information.

The 300 MW, simple-cycle, natural gas-fired Sheboygan Falls Energy Facility (SFEF) near Sheboygan Falls, Wisconsin began commercial operation at the beginning of June 2005, ahead of schedule and under budget. In May 2005, the PSCW approved the lease of this facility to WPL under the Wisconsin leased generation law. Resources’ Non-regulated Generation business owns SFEF and leases it to WPL for an initial period of 20 years, with an option for two lease renewal periods thereafter. WPL is responsible for the operation and fuel supply of SFEF and has exclusive rights to its output. Refer to Note 3(b) of the “Notes to Consolidated Financial Statements” for further discussion.

Business Divestitures - In July 2005, WPL completed the sale of its interest in the Kewaunee Nuclear Power Plant (Kewaunee) to a subsidiary of Dominion Resources, Inc. WPL received $75 million at closing, which it used for debt reduction. Refer to Note 16 of the “Notes to Consolidated Financial Statements” for additional information.

In June 2005, WPL signed a definitive agreement for the sale of its electric and gas distribution properties in Illinois for approximately $20 million. In June 2005, WPL reached an agreement on the sale of its water utility in South Beloit, Illinois for approximately $4 million. Pending all regulatory approvals, these sales are expected to close in 2006. In July 2005, WPL completed the sale of its Ripon water utility for approximately $5 million.

As of Dec. 31, 2005, all of these businesses have been reported as assets held for sale, and none of them have been reported as discontinued operations. Refer to Note 15 of the “Notes to Consolidated Financial Statements” for additional information.

RATES AND REGULATORY MATTERS

Overview - WPL has one utility subsidiary, South Beloit. WPL is currently subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, electric transmission and certain natural gas facilities, and state regulation in Wisconsin and Illinois for retail utility rates and standards of service. Such regulatory oversight also covers WPL’s plans for construction and financing of new generation facilities and related activities.

Recent Rate Case Developments - Details of WPL’s rate cases impacting its historical and future results of operations are as follows (dollars in millions; Electric (E); Gas (G); Water (W); To Be Determined (TBD); Not Applicable (N/A); Fuel-Related (F-R); Fourth Quarter (Q4)):

Case	Utility Type	Filing Date	Increase Requested	Interim Increase Granted (1)	Interim Effective Date	Final Increase Granted (1)	Final Effective Date	Expected Final Effective Date	Return on Common Equity	Notes
2003 retail	E/G/W	5/02	$123	$—	N/A	$81	4/03	N/A	12%
2004 retail	E/G/W	3/03	87	—	N/A	14	1/04	N/A	12%
2005/2006 retail	E/G	9/04	63	N/A	N/A	21	7/05	N/A	11.50%	(2)(3)
2004 retail (F-R)	E	2/04	16	16	3/04	10	10/04	N/A	N/A
2004 retail (F-R)	E	12/04	9	—	N/A	—	N/A	N/A	N/A	(4)
2005 retail (F-R)	E	3/05	26	26	4/05	26	7/05	N/A	N/A
2005 retail (F-R)	E	8/05	96	96	Q4 ‘05	TBD	TBD	5/06	N/A	(5)
South Beloit retail - IL	G/W	10/03	1	N/A	N/A	1	10/04	N/A	G-9.87%/ W-9.64%
Wholesale	E	3/03	5	5	7/03	5	2/04	N/A	N/A
Wholesale	E	8/04	12	12	1/05	TBD	TBD	3/06	N/A	(6)

(1)	Interim rate relief is implemented, subject to refund, pending determination of final rates. The final rate relief granted replaces the amount of interim rate relief granted.

(2)	The 2005/2006 retail rate case is based on a test period from July 2005 to June 2006.

(3)	In May 2005, WPL received approval from the PSCW to lease SFEF from Resources’ Non-regulated Generation business. The 20-year lease includes initial monthly lease payments of approximately $1.3 million. WPL’s 2005/2006 retail rate case order, effective in July 2005, included recovery of these initial monthly lease payments. Refer to Note 3(b) of the “Notes to Consolidated Financial Statements” for further discussion.

(4)	In April 2005, the PSCW issued the final written order denying WPL’s request for a rate increase in this proceeding. In June 2005, the PSCW denied WPL’s request for rehearing. In July 2005, WPL filed a lawsuit in state circuit court challenging the PSCW’s ruling and its interpretation of the fuel rules. In December 2005, the circuit court ruled that the PSCW acted lawfully in denying WPL’s requested rate increase. WPL has initiated the appeal process of the circuit court’s decision.

(5)	In August 2005, WPL filed for a fuel-related rate increase of $41 million with the PSCW and an interim increase of such amount was granted and effective in early October 2005. In November 2005, WPL revised its filing to request a $96 million increase as the result of continued increases in fuel-related costs since the initial filing. The PSCW authorized the increase in interim rates to $96 million effective in December 2005. Fuel-related costs have decreased in early 2006 which could lead to final rates granted being lower than interim rates and a resulting customer refund.

(6)	In June 2005, WPL reached a settlement in principle with its wholesale customers for an $8 million annual revenue increase effective Jan. 1, 2005. The settlement agreement is expected to be filed with FERC in the first quarter of 2006 and final rates will be applied to all service rendered on and after Jan. 1, 2005. Any amount collected in excess of the final rates will be refunded to customers, with interest, and has been fully reserved at Dec. 31, 2005.

With the exception of additions to WPL’s infrastructure, a significant portion of the rate increases included in the above table reflect the recovery of increased costs incurred or expected to be incurred by WPL. The major drivers in WPL’s base rate and fuel-related rate cases for 2005 are both fixed and variable fuel and purchased power costs. Thus, the potential increase in revenues related to these rate increase requests is not expected to result in a material increase in net income. Refer to “Other Matters - Market Risk Sensitive Instruments and Positions - Commodity Price Risk” for further discussion of the impact of increased fuel and purchased power costs on results of operations.

Recent Regulatory-related Legislative Developments - In August 2005, the EPAct 2005 was enacted. In general, the legislation is intended to improve reliability and market transparency, provide incentives to promote the construction of needed energy infrastructure and foster development of a wide range of energy options that promote economic growth and greater energy independence. Among other things, the legislation provides for shorter recovery periods for certain electric transmission and gas distribution lines, extends the renewable energy production tax credit through 2007, provides a seven-year recovery period for certain certified pollution control facilities and provides for the repeal of the Public Utility Holding Company Act of 1935 (PUHCA 1935) and the Public Utility Regulatory Policy Act of 1978. In December 2005, FERC issued final rules, effective February 2006, to effectuate the repeal of PUHCA 1935 and FERC’s new authority to regulate public utility holding companies under the Public Utility Holding Company Act of 2005 (PUHCA 2005) which was enacted as part of the EPAct 2005. These rules provide detail on the authority of FERC to address and review various issues, including affiliate transactions, public utility mergers, acquisitions and dispositions, and books and records requirements.

In May 2005, a new law impacting rate making was signed by the Governor in Wisconsin. The new law allows a public utility that proposes to purchase or construct an electric generating facility to apply to the PSCW for an order that specifies in advance the rate making principles that the PSCW will apply to the electric generating facility costs in future rate making proceedings. These changes are designed to give Wisconsin utilities more regulatory certainty, including providing utilities with a fixed rate of return on these investments, when financing electric generation projects. The new law requires the PSCW to establish rules to administer the requirements of such law. In December 2005, the PSCW issued a proposed final rule which is anticipated to become effective in the first quarter of 2006.

Other Recent Regulatory Developments -

Utility Fuel Cost Recovery - WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future monthly fuel costs (includes fuel and purchased energy costs) anticipated during the test year. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel costs used to determine rates in such proceeding. If WPL’s actual fuel costs fall outside these fuel monitoring ranges during the test year period, the PSCW can authorize an adjustment to future retail electric rates.

The fuel monitoring ranges set by the PSCW include three different ranges based on monthly costs, annual costs and cumulative costs during the test year. In order for WPL to be authorized to file for a proceeding to increase rates related to increased fuel costs during the test year period, WPL must demonstrate first that (1) any actual monthly costs during the test year period exceed the monthly range or (2) the actual cumulative costs to date during the test year period exceed the cumulative range. In addition, the annual projected costs (that include cumulative actual costs) for the test period must also exceed the annual range. Any affected party, including WPL or the PSCW, may initiate a proceeding to decrease rates due to decreases in fuel costs during the test year period based on the same criteria as required for an increase in rates, except the ranges are smaller for decreases than for increases. The PSCW attempts to authorize, after a required hearing, interim fuel-related rate increases within 21 days of notice to customers. Any such change in rates would be effective prospectively and would require a refund with interest at the overall authorized return on common equity if final rates are determined to be lower than interim rates approved. Rate decreases due to decreases in fuel-related costs can be implemented without a hearing. The rules also include a process whereby Wisconsin utilities can seek deferral treatment of emergency changes in fuel-related costs between fuel-related or base rate cases. Such deferrals would be subject to review, approval and recovery in future fuel-related or base rate cases.

In February 2006, the PSCW approved the issuance of an order changing WPL’s fuel cost monitoring ranges to plus 8% or minus 2% for the monthly range; plus 2% or minus 0.5% for the annual range; and for the cumulative range, plus 8% or minus 2% for the first month, plus 5% or minus 1.25% for the second month, and plus 2% or minus 0.5% for the remaining months of the monitoring period.

The PSCW has initiated a general docket requesting comments by the affected utilities and other interested parties to be filed by March 3, 2006 on whether revisions to the fuel rules are needed and the scope of those proposed changes prior to initiating a formal administrative code revision proceeding. WPL is working with the PSCW staff, other affected utilities and other interested parties in developing a consensus position on the scope and details of potential changes.

Coal Delivery Disruption - In July 2005, WPL announced plans to seek recovery of incremental purchased energy costs associated with coal conservation efforts currently underway at WPL due to coal delivery disruptions. In August 2005, WPL received approval from the PSCW to defer these incremental costs associated with WPL’s retail service, then estimated at $14 million to $22 million. WPL currently charges wholesale customers these incremental costs through the fuel adjustment clause. Refer to Note 1(c) of the “Notes to Consolidated Financial Statements” and “Other Matters - Other Future Considerations - Coal Delivery Disruptions” for further discussion.

Proposed Generating Facility - In June 2005, WPL received approval from the PSCW to defer incremental pre-certification and pre-construction costs as a result of siting and building its proposed base-load power plant discussed in further detail in “Strategic Overview - Generation Plan.”

Reduction in Workforce - In May 2005, Alliant Energy announced plans to reduce certain corporate and operations support positions. The net impacts of this reduction in workforce on WPL have been estimated to be minimal in 2005 and to result in a reduction in costs in 2006. Because WPL’s 2005/2006 retail rate case was pending approval at the time of this announcement, and the impacts of this reduction in workforce were not addressed in this retail rate case, WPL received approval from the PSCW in August 2005 to defer all costs/benefits incurred/realized by WPL related to the reduction in workforce until its next rate case.

Kewaunee Outage - WPL received approval from the PSCW to defer incremental fuel-related costs, beginning April 15, 2005, associated with the extension of the unplanned outage at Kewaunee prior to its sale in July 2005. Deferral of incremental operation and maintenance costs related to the unplanned outage was also approved by the PSCW. Refer to Notes 1(c) and 16 of the “Notes to Consolidated Financial Statements” for additional information.

MISO - On April 1, 2005, WPL began participation in the restructured wholesale energy market operated by MISO. The implementation of this restructured market marked a significant change in the way WPL buys and sells wholesale electricity, obtains transmission services and schedules generation. In March 2005, the PSCW approved the deferral of certain incremental costs incurred by WPL to participate in this market, which will be effective until WPL files its next base rate case with the PSCW. WPL is currently working through the regulatory process to establish long-term recovery mechanisms for these costs.

RESULTS OF OPERATIONS

Overview - WPL’s earnings available for common stock decreased $8.6 million in 2005 and $1.2 million in 2004. The 2005 decrease was primarily due to lower electric margins and higher interest expense, partially offset by decreased operating expenses. The 2004 decrease was primarily due to increased operating expenses, largely offset by higher electric margins.

Electric Margins - Electric margins and megawatt-hour (MWh) sales for WPL were as follows:

	Revenues and Costs (in millions)					MWhs Sold (in thousands)
	2005	2004	*	2003	**	2005	2004	*	2003	**
Residential	$369.5	$327.8	13%	$316.9	3%	3,599	3,375	7%	3,410	(1%)
Commercial	197.4	180.0	10%	170.3	6%	2,274	2,215	3%	2,167	2%
Industrial	288.2	262.6	10%	243.8	8%	4,825	4,769	1%	4,595	4%

Total from retail customers	855.1	770.4	11%	731.0	5%	10,698	10,359	3%	10,172	2%
Sales for resale	197.9	144.1	37%	155.6	(7%)	4,371	3,797	15%	4,196	(10%)
Other	20.9	25.3	(17%)	23.5	8%	75	80	(6%)	82	(2%)

Total revenues/sales	1,073.9	939.8	14%	910.1	3%	15,144	14,236	6%	14,450	(1%)

Electric production fuel and purchased power expense	600.8	431.5	39%	409.7	5%

Margins	$473.1	$508.3	(7%)	$500.4	2%

*	Reflects the % change from 2004 to 2005. ** Reflects the % change from 2003 to 2004.

	Actual
	2005	2004	2003	Normal
Cooling degree days*:
Madison	421	138	224	242

*	Cooling degree days are calculated using a 70 degree base. Normal degree days are calculated using a fixed 30-year average most recently updated in February 2002.

Electric margins decreased $35 million, or 7%, in 2005, largely due to the impact of higher purchased power capacity costs of $49 million, higher than anticipated fuel and purchased power energy costs and $3.5 million of charges incurred in 2005 related to WPL’s electric weather derivative. These items were partially offset by the impact of rate increases implemented in 2005 and 2004, warmer weather conditions in 2005 compared to the mild weather in 2004, and a 2% increase in weather-normalized sales in 2005. Before giving consideration to the aforementioned impact of the electric weather derivative, WPL estimates that warmer than normal weather conditions had a positive impact of approximately $7 million on its electric margins in 2005 compared to normal weather. WPL estimates the impact of weather reduced electric margins by approximately $10 million in 2004 compared to normal weather. Refer to Note 10(b) of the “Notes to Consolidated Financial Statements” for additional information regarding the electric weather derivative.

The higher purchased power capacity costs were largely due to the Kewaunee and Riverside agreements which began in July 2005 and June 2004, respectively. $30 million of this increase was related to the Kewaunee agreement but this was substantially offset by lower other operation and maintenance and depreciation expenses. WPL’s increase in fuel and purchased power energy costs was largely a result of an escalation in natural gas costs, an unplanned outage at Kewaunee during 2005 and the impact of coal supply constraints from the Powder River Basin in 2005. WPL estimates that the under-recovered portion of retail fuel and purchased power energy costs reduced its electric margins in 2005 by approximately $40 million. Refer to “Other Matters - Market Risk Sensitive Instruments and Positions - Commodity Price Risk” for discussion of risks associated with increased fuel and purchased power costs on WPL’s electric margins. Refer to Note 16 of the “Notes to Consolidated Financial Statements” for information regarding the sale of WPL’s interest in Kewaunee.

Sales for resale revenues increased in 2005 compared to 2004 primarily due to the impacts of higher fuel cost recovery revenues from wholesale customers at WPL and the implementation of the restructured wholesale energy market operated by MISO on April 1, 2005. These increased revenues were largely offset by increased electric production fuel and purchased power expense and therefore did not have a significant impact on electric margins.

Electric margins increased $7.9 million, or 2%, in 2004, primarily due to the impact of various rate increases in 2004 and 2003, which included increased revenues to recover a significant portion of higher operating expenses, and weather-normalized sales growth of 3%, including increased industrial sales of 4% which reflects improving economic conditions in WPL’s service territory. These items were partially offset by the impact of the extremely mild weather conditions in 2004, $9 million of lower energy conservation revenues and the effect of implementing seasonal rates in 2003. Cooling degree days in Madison were 43% below normal in 2004. Alliant Energy estimates that mild weather conditions reduced electric margins by approximately $3 million in 2003 compared to normal weather. The reduced energy conservation revenues were largely offset by lower energy conservation expenses.

Gas Margins - Gas margins and dekatherm (Dth) sales for WPL were as follows:

	Revenues and Costs (in millions)					Dths Sold (in thousands)
	2005	2004	*	2003	**	2005	2004	*	2003	**
Residential	$156.4	$136.4	15%	$137.1	(1%)	12,068	12,456	(3%)	12,797	(3%)
Commercial	89.3	76.8	16%	74.6	3%	8,187	8,585	(5%)	8,539	1%
Industrial	10.0	8.1	23%	9.6	(16%)	978	1,098	(11%)	1,182	(7%)
Transportation/other	66.6	32.5	105%	51.1	(36%)	31,648	20,684	53%	19,796	4%

Total revenues/sales	322.3	253.8	27%	272.4	(7%)	52,881	42,823	23%	42,314	1%

Cost of gas sold	231.9	165.8	40%	186.3	(11%)

Margins	$90.4	$88.0	3%	$86.1	2%

*	Reflects the % change from 2004 to 2005. ** Reflects the % change from 2003 to 2004.

	Actual
	2005	2004	2003	Normal
Heating degree days*:
Madison	6,796	6,831	7,337	7,485

*	Heating degree days are calculated using a 65 degree base. Normal degree days are calculated using a fixed 30-year average most recently updated in February 2002.

Gas revenues and cost of gas sold were significantly higher in 2005 compared to 2004 due to increased natural gas prices. These increases alone had little impact on WPL’s gas margins given its rate recovery mechanism for gas costs. Gas margins increased $2.4 million, or 3%, in 2005, primarily due to $3 million of improved results from WPL’s performance-based gas cost recovery program (benefits are shared by ratepayers and shareowners), the impact on margins from higher transportation/other sales and continued customer growth. These items were partially offset by the negative impact high gas prices in the fourth quarter of 2005 had on gas sales during that period. Industrial sales volume decreases in 2005 reflect a reduction in agricultural demand attributable to drier weather conditions during the fall harvest in 2005 and the impact of increases in natural gas prices. Transportation/other sales increased in 2005 due to greater demand from natural gas-fired electric generating facilities, including Riverside and SFEF being placed in service in June 2004 and June 2005, respectively. The impact of these higher transportation/other sales increased gas margins by approximately $3 million in 2005.

Gas margins increased $1.9 million, or 2%, in 2004, primarily due to improved results of $4 million from WPL’s performance-based gas commodity cost recovery program, partially offset by lower sales to retail customers due to milder weather conditions in 2004 compared to 2003.

Refer to “Rates and Regulatory Matters” for discussion of various electric and gas rate filings. Refer to “Rates and Regulatory Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for information relating to utility fuel and natural gas cost recovery.

Other Revenues - Other revenues decreased $18 million in 2004 primarily due to lower construction management revenues from WindConnect™ due to decreased demand. This decrease was largely offset by lower operating expenses related to this business.

Other Operating Expenses - Other operation and maintenance expenses decreased $23 million in 2005, primarily due to lower nuclear generation, incentive compensation and transmission and distribution expenses in 2005. These items were partially offset by a regulatory-related charge recorded in 2005 and higher fossil-fuel generation expenses. The lower nuclear generation-related expenses were primarily due to WPL’s sale of its interest in Kewaunee in July 2005. In the second half of 2004, WPL incurred approximately $26 million of other operation and maintenance expenses related to Kewaunee that have been replaced with Kewaunee’s purchased power capacity costs included in WPL’s electric margins in the second half of 2005. Other operation and maintenance expenses decreased $11 million in 2004, primarily due to $11 million of lower expenses for WindConnect™, lower energy conservation expenses and the impact of comprehensive cost-cutting and operational efficiency efforts. These items were partially offset by increases in employee and retiree benefits (comprised of compensation, medical and pension costs).

Depreciation and amortization expense decreased $3.1 million in 2005, primarily due to lower nuclear depreciation as a result of the Kewaunee sale in July 2005 and lower software amortization, partially offset by the impact of property additions including SFEF. Depreciation and amortization increased $6.1 million in 2004, primarily due to property additions. Taxes other than income taxes increased $4.7 million in 2004, primarily due to increased gross receipts taxes.

Refer to “Rates and Regulatory Matters” for discussion of the interplay between utility operating expenses and utility margins given their impact on WPL’s utility rate activities. Refer to Note 16 of the “Notes to Consolidated Financial Statements” for further discussion of the Kewaunee sale.

Interest Expense and Other - Interest expense increased $6.9 million and decreased $4.4 million for 2005 and 2004, respectively. The 2005 increase was primarily due to affiliated interest expense associated with the SFEF capital lease. Refer to Note 3(b) of the “Notes to Consolidated Financial Statements” for additional information on this capital lease. The 2004 decrease was primarily due to lower average borrowings outstanding. Equity income from unconsolidated investments increased $1.3 million and $4.3 million for 2005 and 2004, respectively, primarily due to higher earnings at ATC resulting from rate increases.

Income Taxes - The effective income tax rates were 36.7%, 36.8%, and 36.4% in 2005, 2004 and 2003, respectively. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview - WPL believes it has a strong liquidity position and expects to maintain this position over its planning period of 2006 to 2010 as a result of its available capacity under its revolving credit facility and operating cash flows. Based on its strong liquidity position and capital structure, WPL believes it will be able to secure additional capital required to implement its strategic plan through the 2006 to 2010 planning period. WPL believes its ability to secure additional capital has been significantly enhanced by its actions during the last several years to strengthen its balance sheet as is evidenced by, among other items, WPL’s current debt-to-total capitalization ratio of 31% compared to 41% in early 2003. Total capitalization, for the purposes of this calculation, includes common equity, preferred stock and short- and long-term debt.

WPL continually reviews its capital structure and plans to maintain an adjusted consolidated debt-to-total capitalization ratio consistent with an investment grade credit rating. Important capital structure considerations include financing flexibility for the generation growth plans discussed in “Strategic Overview,” debt imputed by rating agencies and state regulations. The most stringent imputations include attributed debt for a portion of the RockGen and Riverside long-term capacity agreements and the Kewaunee long-term purchased power agreement.

Primary Sources and Uses of Cash - WPL’s most significant source of cash is electric and gas sales to its utility customers. Cash from these sales reimburse WPL for prudently incurred expenses to provide service to its utility customers and provides WPL a return on the rate base assets required to provide such services. Operating cash flows are expected to substantially cover WPL’s utility maintenance capital expenditures and dividends paid to Alliant Energy. The capital requirements needed to retire debt and pay capital expenditures associated with growing the rate base, including new generation plants, are expected to be financed primarily through external financings, supplemented by internally generated funds. In order to maintain its planned consolidated capitalization ratios, WPL may periodically issue additional debt to fund such capital requirements.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows was as follows (in millions):

	2005	2004	2003
Cash flows from (used for):
Operating activities	$176.6	$199.3	$138.5
Investing activities	(42.9)	(214.3)	(108.4)
Financing activities	(133.8)	(12.0)	(11.6)

Cash Flows from Operating Activities -

Historical Changes in Cash Flows from Operating Activities - In 2005, WPL’s cash flows from operating activities decreased $23 million primarily due to higher income tax payments and higher purchased power and fuel expenditures, partially offset by changes in the level of accounts receivable sales. In 2004, WPL’s cash flows from operating activities increased $61 million primarily due to changes in working capital caused largely by the timing of tax payments and refunds.

Cash Flows used for Investing Activities -

Historical Changes in Cash Flows used for Investing Activities - In 2005, WPL’s cash flows used for investing activities decreased $171 million primarily due to proceeds received from WPL’s sale of its interest in Kewaunee and related liquidation of a portion of nuclear decommissioning trust fund assets in 2005. In 2004, WPL’s cash flows used for investing activities increased $106 million primarily due to increased levels of construction and acquisition expenditures and the 2003 proceeds from the sale of WPL’s water utility serving the Beloit area.

Construction and Acquisition Expenditures - Capital expenditures, investments and financing plans are continually reviewed, approved and updated as part of WPL’s ongoing strategic planning and budgeting processes. In addition, material capital expenditures and investments are subject to a rigorous cross-functional review prior to approval. Changes in WPL’s anticipated construction and acquisition expenditures may result from a number of reasons including, but not limited to, economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, the level of WPL’s profitability, WPL’s desire to maintain investment-grade credit ratings and reasonable capitalization ratios, variations in sales, changing market conditions and new opportunities. WPL currently anticipates construction and acquisition expenditures during 2006 and 2007 as follows (in millions):

	2006	2007
Distribution (electric and gas) and transmission (gas only)	$90	$95
Generation - new facilities	30	110
Generation - existing facilities	30	35
Environmental	15	25
Contributions to ATC	12	11
Other miscellaneous utility property	38	39

	$215	$315

WPL has not yet entered into contractual commitments relating to the majority of its anticipated capital expenditures. As a result, WPL does have discretion with regard to the level of capital expenditures eventually incurred and it closely monitors and updates such estimates on an ongoing basis based on numerous economic and other factors. Refer to “Strategic Overview” and “Environmental” for further discussion.

Proceeds from Asset Sales - Refer to “Strategic Overview” for discussion of WPL’s recent asset divesture activities. Proceeds from asset divestitures have been and will be used primarily for debt reduction and general corporate purposes.

Cash Flows used for Financing Activities -

Historical Changes in Cash Flows used for Financing Activities - In 2005, WPL’s cash flows used for financing activities increased $122 million primarily due to changes in the amount of debt issued and retired. In 2004, WPL’s cash flows used for financing activities increased slightly primarily due to a capital contribution from Alliant Energy in 2003 and higher common stock dividends, largely offset by changes in the amount of debt issued and retired.

State Regulatory Agency Financing Authorizations - WPL has authorization for short-term borrowings of $250 million, $211 million for general corporate purposes and an additional $39 million to redeem its variable rate demand bonds.

Shelf Registrations - WPL’s current SEC shelf registration allows WPL flexibility to offer from time to time up to an aggregate of $150 million of its preferred stock, senior unsecured debt securities and first mortgage bonds. WPL had $50 million remaining available under its shelf registration as of Dec. 31, 2005.

Common Stock Dividends - In its July 2005 rate order, the PSCW stated WPL may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $92 million to Alliant Energy if WPL’s actual average common equity ratio, on a financial basis, is or will fall below the test year authorized level of 53.14%. WPL’s dividends are also restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25%. At Dec. 31, 2005, WPL was in compliance with all such dividend restrictions.

Short- and Long-term Debt - In 2005, WPL completed the re-syndication of its revolving credit facility and extended the term of the facility to August 2010. Refer to “Creditworthiness” for discussion of the various restrictive covenants and other provisions of the new credit facility. The credit facility backstops commercial paper issuances used to finance short-term borrowing requirements, which fluctuate based on seasonal corporate needs, the timing of long-term financings and capital market conditions. Information regarding commercial paper borrowings under the credit facility at Dec. 31, 2005 was as follows (dollars in millions):

Amount outstanding	$93.5
Weighted average maturity	3 days
Discount rates	4.3-4.45%
Available capacity	$156.5

Refer to Note 8 of the “Notes to Consolidated Financial Statements” for additional information regarding short- and long-term debt.

Creditworthiness -

Credit Facilities - WPL’s credit facility agreement contains a financial covenant requiring a debt-to-capital ratio of less than 58%. At Dec. 31, 2005, WPL’s debt-to-capital ratio was 37%.

The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt, trade payables and imputed debt for certain purchased power agreements), capital lease obligations, letters of credit and guarantees of the foregoing and unfunded vested benefits under qualified pension plans. The equity component excludes accumulated other comprehensive income (loss).

The credit agreement contains negative pledge provisions, which generally prohibit placing liens on any of WPL’s property with certain exceptions for, including among others, the issuance of secured debt under first mortgage bond indentures by WPL, non-recourse project financing, and purchase money liens.

The credit agreement contains provisions that require, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of WPL’s consolidated assets to be used to reduce commitments under its facility. Exclusions include, among others, certain sale and lease-back transactions and the sale of nuclear assets.

The credit agreement contains customary events of default. If an event of default under the credit agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the credit agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to WPL, then any outstanding obligations under the respective credit agreement would be immediately due and payable.

A material adverse change representation is not required for borrowings under the credit agreement.

At Dec. 31, 2005, WPL was in compliance with all covenants and other provisions of the credit facility.

Credit Ratings and Balance Sheet - Access to the capital and credit markets, and the costs of obtaining external financing, are dependent on creditworthiness. WPL is committed to taking the necessary steps required to maintain investment-grade credit ratings and a strong balance sheet. Although WPL believes the actions taken in recent years to strengthen its balance sheet will enable it to maintain investment-grade credit ratings, no assurance can be given that it will be able to maintain its existing credit ratings. If WPL’s credit ratings are downgraded in the future, then WPL’s borrowing costs may increase and its access to capital markets may become limited. If access to capital markets becomes significantly constrained, then WPL’s results of operations and financial condition could be materially adversely affected. WPL’s current credit ratings and outlooks are as follows:

	Standard & Poor’s Ratings Services (S&P)	Moody’s Investors Service
Senior secured long-term debt	A -	A1
Senior unsecured long-term debt	A -	A2
Commercial paper	A-2	P-1
Corporate/issuer	A -	A2
Outlook	Stable	Stable

In January 2006, S&P upgraded the rating of WPL’s senior unsecured long-term debt to A- from BBB+. At the same time, S&P also changed the outlook on all of WPL’s rated debt to stable from negative.

Ratings Triggers - The long-term debt of WPL is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” However, WPL is party to various agreements, including purchased power agreements and fuel contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below investment-grade levels, WPL may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. In the event of a downgrade below investment-grade level, management believes WPL’s credit facility would provide sufficient liquidity to cover counterparty credit support or collateral requirements under the various purchased power and fuel agreements.

Off-Balance Sheet Arrangements - WPL utilizes off-balance sheet synthetic operating leases that relate to the financing of certain utility railcars and a utility radio dispatch system. Synthetic leases provide favorable financing rates to WPL while allowing it to maintain operating control of its leased assets. Refer to Note 3(a) of the “Notes to Consolidated Financial Statements” for future minimum lease payments under, and residual value guarantees by WPL of, these synthetic leases. WPL’s credit facility agreement prohibits it from entering into any additional synthetic leases without the consent of a majority of the lenders to the credit facility. WPL has reviewed these entities during its implementation of revised Financial Accounting Standards Board Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” (FIN 46R), and determined that consolidation of these entities is not required. Refer to Note 18 of the “Notes to Consolidated Financial Statements” for additional information regarding FIN 46R.

Guarantees and Indemnifications - WPL has indemnifications outstanding related to the sale of its interest in Kewaunee. Refer to Notes 11(d) and 16 of the “Notes to Consolidated Financial Statements” for additional information.

Credit Risk - WPL has credit exposure from electric and natural gas sales and non-performance of contractual obligations by its counterparties. WPL maintains credit risk oversight and sets limits and policies, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WPL against all losses from non-performance by counterparties. Refer to “Other Matters - Other Future Considerations - Calpine Bankruptcy” for more information on WPL’s risks related to Calpine’s recent bankruptcy filing.

Certain Financial Commitments -

Contractual Obligations - WPL’s long-term contractual cash obligations as of Dec. 31, 2005 were as follows (in millions):

	2006	2007	2008	2009	2010	Thereafter	Total
Long-term debt maturities (Note 8(b))	$—	$105	$60	$—	$100	$139	$404
Interest - long-term debt obligations	26	22	19	15	12	156	250
Capital leases (Note 3(b))	15	15	15	15	15	218	293
Operating leases (Note 3(a))	86	86	75	66	62	141	516
Purchase obligations (Note 11(b)):
Purchased power and fuel commitments	286	118	103	109	104	261	981
Other	3	1	1	—	—	—	5

	$416	$347	$273	$205	$293	$915	$2,449

At Dec. 31, 2005, long-term debt and capital lease obligations as noted in the above table were included on the Consolidated Balance Sheet. Included in WPL’s long-term debt obligations was variable rate debt of $39 million, which represented 10% of total long-term debt outstanding. The long-term debt amounts exclude reductions related to unamortized debt discounts. Interest on variable rate debt in the above table was calculated using rates as of Dec. 31, 2005. Purchased power and fuel commitments represent normal business contracts used to ensure adequate purchased power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Alliant Energy has entered into various purchased power commitments that have not yet been directly assigned to IPL and WPL. Such commitments are not included in WPL’s purchase obligations. Other purchase obligations represent individual commitments incurred during the normal course of business which exceeded $1.0 million at Dec. 31, 2005. In connection with its construction and acquisition program, WPL also enters into commitments related to such program on an ongoing basis which are not reflected in the above table. Refer to “Cash Flows used for Investing Activities - Construction and Acquisition Expenditures” for additional information. In addition, at Dec. 31, 2005, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the above table. Refer to Note 6 of the “Notes to Consolidated Financial Statements” for anticipated pension and other postretirement benefit funding amounts, which are not included in the above table.

Environmental -

Overview - WPL’s pollution abatement programs are subject to continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. WPL continually evaluates the impact of potential future, federal, state and local environmental rulemakings on its operations. While the final outcome of these rule makings cannot be predicted, WPL believes that required capital investments and/or modifications resulting from them could be significant, but expects that prudent expenses incurred by WPL likely would be recovered in rates from its customers. Given the dynamic nature of the utility environmental and other related regulatory requirements, WPL has an integrated planning process that includes the determination of new generation, environmental compliance requirements and other operational needs. As part of WPL’s planning process, significant investments for environmental requirements are approved by WPL’s Board of Directors. The following are major environmental issues that could potentially have a significant impact on WPL’s financial condition and results of operations. Refer to “Cash Flows used for Investing Activities - Construction and Acquisition Expenditures” for information on WPL’s anticipated 2006 and 2007 environmental capital expenditures.

Air Quality - The 1990 Clean Air Act Amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. In March 2005, the EPA finalized the Clean Air Interstate Rule (CAIR), which requires emission control upgrades to existing electric generating units with greater than 25 MW capacity. This rule will cap emissions of sulfur dioxide (SO2) and nitrogen oxides (NOx) in 28 states (including Wisconsin) in the eastern U.S and, when fully implemented, reduce SO2 and NOx emissions in these states by over 70% and 60% from 2003 levels, respectively. The specific reductions for WPL will be determined by state-specific implementation plans, which could be more or less stringent than the noted 70% and 60% reductions. The first phase of compliance for SO2 and NOx is required by 2010 and 2009, respectively, and the second phase of compliance for both SO2 and NOx is required by 2015. This federal rule allows that additional reduction requirements may also be imposed at the state level for those areas that are in non-attainment with National Ambient Air Quality Standards (NAAQS). WPL has existing electric generating units located in non-attainment areas for the 8-hour ozone standard and may be subject to additional NOx emissions reductions.

In March 2005, the EPA also finalized the Clean Air Mercury Rule (CAMR) which requires mercury emission control upgrades for coal-fired generating units with greater than 25 MW capacity. When fully implemented, this rule will reduce U.S. utility (including WPL) mercury emissions by approximately 70% in a two-phased reduction approach. The first phase of compliance is required by 2010 and the second phase by 2018.

The final CAIR and CAMR rules were effective in May 2005 and each state must submit enforceable plans to the EPA for approval, which comply with the requirements of these rules, by September and November 2006, respectively. WPL is actively participating in the development of the state implementation plans. Although the federal rulemakings were anticipated, specific compliance plans cannot be completed until state implementation plans are finalized.

WPL has completed a preliminary evaluation of CAIR and CAMR rulemakings based on the EPA model rule framework that states may adopt using multi-state cap and trade programs to meet the required emissions reductions in a flexible and cost-effective manner. WPL’s estimated capital expenditures for 2006 through 2010 associated with the first phase of compliance for CAIR and CAMR are anticipated to be $100 million to $140 million. WPL expects additional capital investments for the second phase compliance with CAIR and CAMR to be significant and material. Based on WPL’s most recent planning scenario, its initial estimates for capital expenditures for 2011 through 2018 required for phase two compliance with these rules are $150 million to $200 million. These estimates are based on today’s costs of current technologies and information currently available regarding the EPA final rules. The costs may change depending on the requirements of the final state rules. In addition, there will also be recurring costs for operating and maintaining the emissions control equipment associated with these capital expenditures. Pending the states’ adoption of EPA rules, it is possible that emissions reduction requirements may be achieved through market-based trading of SO2, NOx and mercury emissions allowances. Emissions allowances markets may be used by WPL to achieve compliance, with the potential to increase (or decrease) expenses associated with allowances purchases (or sales). These costs will depend upon actual emissions levels resulting from generation during this period, performance of emissions control equipment and market prices for emissions allowances.

In addition, WPL is aware that certain citizen groups have begun pursuing claims against utility generating stations regarding excess emissions, including opacity emissions. WPL continues to monitor its emissions closely to determine whether additional controls will be required. The additional capital investments for CAIR and CAMR compliance, as discussed above, will also contribute to improvements in opacity emissions. However, should more stringent opacity limits be required, the timing of investments and control equipment options to comply with these multiple regulatory requirements will need further evaluation.

WPL previously responded confidentially to multiple data requests from the EPA related to the historical operation and associated air permitting for certain major Wisconsin coal-fired generating units. In 2004, WPL was notified by the EPA that a third party had requested WPL’s response materials. After review of such records, WPL determined that the information would no longer be claimed as confidential. In October 2005, the EPA issued a memorandum with revised federal policy guidance on New Source Review enforcement pertaining to pre-construction air permitting requirements. As a result, WPL anticipates no further action from the EPA resulting from these prior requests.

There have been instances where citizen groups have pursued claims against utilities for alleged air permitting violations. While WPL has not received any such claims to date, WPL is aware that certain public comments have been submitted to the Wisconsin Department of Natural Resources (DNR) regarding the renewal of an air operating permit for one of WPL’s generating stations. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to these public comments.

WPL is also currently monitoring various other potential federal, state and local environmental rulemakings and activities, including, but not limited to: litigation of various federal rules issued under the statutory authority of the Clean Air Act Amendments; revisions to the New Source Review, and Prevention of Significant Deterioration permitting programs; Regional Haze evaluations for Best Available Retrofit Technology; revisions to the NAAQS including particulate matter, and several other legislative and regulatory proposals regarding the control of emissions of air pollutants and greenhouse gases from a variety of sources, including generating facilities.

Water Quality - The EPA regulation under the Clean Water Act referred to as “316(b)” became effective in 2004. This regulation requires existing large power plants with cooling water intake structures to apply technology to minimize adverse environmental impacts to fish and other aquatic life. WPL is currently studying such impacts and will have compliance plans in place by the required date of January 2008. WPL is investigating compliance options and is unable to predict the final outcome, but believes that required capital investments and/or modifications resulting from this regulation could be significant.

WPL is also currently evaluating proposed revisions to the Wisconsin Administrative Code concerning the amount of heat that WPL’s generating stations can discharge into Wisconsin waters. At this time, WPL is unable to predict the final outcome, but believes that required capital investments and/or modifications resulting from this regulation could be significant.

In 2004, FERC issued an order regarding one of WPL’s hydroelectric project licenses to require WPL to develop a detailed engineering and biological evaluation of potential fish passages and to install an agency-approved fish-protective device within one year, and within three years to install an agency-approved fish passage. WPL is working with the appropriate federal and state agencies to comply with these provisions and research solutions. In September 2005, WPL filed a one-year extension request with FERC for the detailed engineering and biological evaluation of potential fish passages and installation of an agency-approved fish-protective device. The due date for the submittal of this evaluation has been extended to October 2006. WPL believes that required capital investments and/or modifications resulting from this issue could be significant.

Land and Solid Waste - WPL is monitoring various land and solid waste regulatory changes. This includes a potential EPA regulation for management of coal combustion product in landfills and surface impoundments that could require installation of monitoring wells at some facilities and an ongoing expanded groundwater monitoring program. Compliance with the polychlorinated biphenyls (PCB) Fix-it Rule/Persistent Organic Pollutants Treaty could possibly require replacement of all electrical equipment containing PCB insulating fluid which is a substance known to be harmful to human health. The Wisconsin Department of Commerce is proposing new rules related to flammable, combustible and hazardous liquids stored in above-ground storage tanks in which the primary financial impact would be from a secondary containment requirement for all hazardous materials tanks and for hazardous material unloading areas. WPL is unable to predict the outcome of these possible regulatory changes at this time, but believes that the required capital investment and/or modifications resulting from these potential regulations could be significant.

Refer to Note 11(e) of the “Notes to Consolidated Financial Statements” and “Cash Flows used for Investing Activities—Construction and Acquisition Expenditures” for further discussion of environmental matters.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WPL’s primary market risk exposures are associated with commodity prices, interest rates and equity prices. WPL has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. Refer to Notes 1(j) and 10 of the “Notes to Consolidated Financial Statements” for further discussion of WPL’s derivative financial instruments.

Commodity Price Risk - WPL is exposed to the impact of market fluctuations in the commodity price and transportation costs of electric and natural gas products it procures and markets. WPL employs established policies and procedures to mitigate its risks associated with these market fluctuations including the use of various commodity derivatives and contracts of various duration for the forward sale and purchase of electricity and natural gas. WPL’s exposure to commodity price risks is also significantly mitigated by the current rate making structures in place for recovery of its electric fuel and purchased energy costs (fuel-related costs) as well as its cost of natural gas purchased for resale.

Current and forecasted prices of electric and natural gas commodities increased significantly in 2005 due, in part, to the natural gas supply disruption caused by the hurricane activity in the Gulf of Mexico in the third quarter of 2005. The significant increases in the cost of natural gas commodities are not expected to have a significant impact on WPL’s gas margins due to the timely recovery of increased costs under its current rate making structure. However, increased prices of electric power and/or natural gas may result in reduced usage by WPL’s customers, including the potential for larger customers to switch to alternative fuel sources, and/or higher bad debt expense.

WPL’s electric margins are more exposed to the impact of these increased commodity prices due largely to the retail rate recovery mechanisms in place in Wisconsin for fuel-related costs. WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future fuel and purchased energy costs anticipated during the test year. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel costs used to determine rates. If WPL’s actual fuel costs fall outside these fuel monitoring ranges during the test year period, WPL can request and the PSCW can authorize an adjustment to future retail electric rates. Refer to “Rates and Regulatory Matters -Other Recent Regulatory Developments—Utility Fuel Cost Recovery” for discussion of recent changes to the fuel monitoring ranges. The PSCW may authorize an interim rate increase, however if the final rate increase is less than the interim rate increase, WPL would refund the excess collection to customers at the current authorized return on equity rate. Recovery of capacity-related charges associated with WPL’s purchased power costs and network transmission charges are recovered from electric customers through changes in base rates.

WPL experienced extraordinary increases in its fuel-related costs in 2005 which met the requirements to file for additional fuel-related rate relief. However, WPL estimates it under-collected fuel-related costs in 2005 by approximately $40 million from its retail electric customers given the regulatory process and resulting lag in obtaining approved rate relief. Given the prospective nature of the rate changes, amounts under-collected in this process are costs for which WPL will not be afforded the opportunity for recovery from rate payers in the future. In addition, the fuel-related rates that are established are based on test year average costs, thus once rates are set there is a natural under/over recovery during certain months based on the differences in the estimated average test year costs and the actual monthly costs. WPL is unable to determine the anticipated impact of these increases in fuel-related costs on its future results of operations given the uncertainty of how future costs will correlate with the rates in place, the timing and uncertainty of the necessary PSCW approvals to implement requested fuel-related rate increases and uncertainties regarding future sales volumes. Refer to “Rates and Regulatory Matters” for additional details of the recent fuel-related retail cases filed by WPL.

WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index. Also, WPL has a gas performance incentive which includes a sharing mechanism whereby 50% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WPL, with the remainder refunded to or recovered from customers. Such rate mechanisms combined with commodity derivatives discussed above significantly reduce commodity risk associated with WPL’s cost of natural gas.

Interest Rate Risk - WPL is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt and variable-rate leasing agreements. WPL manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes on interest rates. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on WPL’s results of operations and financial condition. Assuming no change in WPL’s consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2006 than in 2005, expense would increase (decrease) by approximately $1.4 million. This amount was determined by considering the impact of a hypothetical 100 basis point increase (decrease) in interest rates on WPL’s consolidated variable-rate debt held and variable-rate lease balances at Dec. 31, 2005.

Equity Price Risk - WPL is exposed to equity price risk as a result of its investments in debt and equity securities, including securities held by its pension and other postretirement benefit plans.

New Accounting Pronouncements - Other than FIN 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of Statement of Financial Accounting Standards (SFAS) 143, “Accounting for Asset Retirement Obligations”,” WPL does not expect the other various new accounting pronouncements that were effective in 2005 to have a material impact on its results of operations or financial condition.

Critical Accounting Policies - Based on historical experience and various other factors, WPL believes the following policies are critical to its business and the understanding of its results of operations as they require critical estimates be made based on the assumptions and judgment of management. The preparation of consolidated financial statements requires management to make various estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingencies. The results of these estimates and judgments form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and judgments. WPL’s management has discussed these critical accounting policies with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for a discussion of WPL’s accounting policies and the estimates and assumptions used in the preparation of the consolidated financial statements.

Regulatory Assets and Liabilities - WPL is regulated by various federal and state regulatory agencies. As a result, it qualifies for the application of SFAS 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS 71). SFAS 71 recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between accounting principles generally accepted in the U.S. and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers and amounts collected in rates for which the related costs have not yet been incurred.

WPL recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WPL’s regulatory assets and liabilities. WPL periodically assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WPL’s results of operations. Refer to Note 1(c) of the “Notes to Consolidated Financial Statements” for further discussion.

Asset Valuations -

Long-Lived Assets Held for Sale - WPL’s assets held for sale are reviewed for possible impairment each reporting period and impairment charges are recorded if the carrying value of such assets exceeds the estimated fair value less cost to sell. The fair values of WPL’s assets held for sale are generally determined based upon current market information including information from recently negotiated deals and bid information received from potential buyers when available. If current market information is not available, WPL estimates the fair value of its assets held for sale utilizing appraisals or valuation techniques such as expected discounted future cash flows. WPL must make assumptions regarding these estimated future cash flows and other factors to determine the fair value of the respective assets. Refer to Note 15 of the “Notes to Consolidated Financial Statements” for additional information.

Unbilled Revenues - Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on WPL’s results of operations.

Accounting for Pensions and Other Postretirement Benefits - WPL accounts for pensions and other postretirement benefits under SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s pension and other postretirement liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension and other postretirement costs. WPL’s assumptions are supported by historical data and reasonable projections and are reviewed annually with an outside actuary firm and an investment consulting firm. As of Sep. 30, 2005 (WPL’s measurement date), WPL’s future assumptions included a 5.5% discount rate to calculate benefit obligations and a 8.5% annual rate of return on investments. In selecting an assumed discount rate, WPL reviews various corporate Aa bond indices. The 8.5% annual rate of return is consistent with WPL’s historical returns and is based on projected long-term equity and bond returns, maturities and asset allocations. Refer to Note 6 of the “Notes to Consolidated Financial Statements” for discussion of the impact of a change in the medical trend rates.

Income Taxes - WPL accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s income tax assets, liabilities, benefits and expense each period. These factors include assumptions regarding WPL’s future taxable income as well as the impacts from the completion of audits of the tax treatment of certain transactions. WPL’s assumptions are supported by historical data and reasonable projections and are reviewed quarterly by management. Significant changes in these assumptions could have a material impact on WPL’s financial condition and results of operations. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for further discussion.

Accounting for Costs Related to the MISO Wholesale Energy Market - Effective April 1, 2005, MISO implemented the MISO Midwest Market, a bid-based energy market. The market requires that all market participants submit day-ahead and/or real-time bids and offers for energy at locations across the MISO region. MISO then calculates the most efficient solution for all the bids and offers made in the market that day, and determines a locational marginal price which reflects the market price for energy. As a participant in the new MISO Midwest Market, WPL is required to follow MISO’s instructions when dispatching generating units to support MISO’s responsibility for maintaining stability of the transmission system.

As a participant in MISO, WPL offers its generation and bids its demand into the market on an hourly basis, resulting in net receipt from or net obligation to MISO for each hour of each day. MISO aggregates these hourly transactions and currently provides updated settlement statements to market participants seven, 14, 55, 105, and 155 days after each operating day. MISO also indicated that it will begin performing a 365-day settlement run on April 1, 2006. The 365-day settlement statements are expected to continue until all operating day transactions from April 1, 2005 through Aug. 31, 2005 have been resettled. These updated settlement statements may reflect billing adjustments, resulting in an increase or decrease to the net receipt from or net obligation to MISO, which may or may not be recovered through the rate recovery process. These updated settlement statements and charges may be disputed by market participants, including WPL, in the MISO market. MISO and its participants also have the ability to file with the FERC for settlement periods which may extend beyond 365 days.

At the end of each month, the amount due from or payable to MISO for the last seven days of the month is estimated, thus significant changes in the estimates and new information provided by MISO in subsequent settlement statements could have a material impact on WPL’s results of operations.

Other Future Considerations - In addition to items discussed earlier in MDA, the following items could impact WPL’s future financial condition or results of operations:

Coal Delivery Disruptions - In May 2005, Burlington Northern Santa Fe (BNSF) and Union Pacific railroad train derailments in Wyoming caused damage to heavily-used joint railroad lines that supply coal to numerous generating facilities in the U.S., including facilities owned by WPL. These railroads invoked their force majeure rights to stop performing under coal delivery contracts serving WPL following the derailments. BNSF and Union Pacific discontinued their force majeure effective June 3, 2005 and Nov. 23, 2005, respectively. Repair of the damaged lines has been suspended during the winter months and is expected to resume again in spring 2006 with anticipated congestion and delays of coal delivery throughout 2006. The damaged railroad lines limited coal deliveries from the Powder River Basin to certain generating facilities owned by WPL. Winter weather and other operational issues have prevented the railroads from increasing delivery rates on a consistent basis beyond the levels experienced during the force majuere. As a result of the ongoing conservation efforts, coal inventories were approaching normal levels at Dec. 31, 2005, allowing operations at most plants to resume to normal dispatch levels. WPL continues to closely monitor the delivery rates and will continue to take proactive fuel management actions to conserve coal when necessary to preserve reliability of its plants by reducing coal-fired generation during weekday off-peak hours and weekends and when replacement costs are more economical. These actions result in increased energy production and purchase costs for the system. Refer to Note 1(c) of the “Notes to Consolidated Financial Statements” and “Rates and Regulatory Matters” for additional information regarding regulatory recovery of costs associated with these coal delivery disruptions.

Depreciation Study - WPL will begin conducting an updated depreciation study related to its utility plant in service in 2006 and is unable to determine whether the impacts will result in a material impact on its financial condition or results of operations.

Calpine Bankruptcy - In December 2005, Calpine filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code. WPL has purchased power agreements with Calpine subsidiaries related to the RockGen and Riverside generating facilities. The RockGen facility is part of the bankruptcy proceedings but the Riverside facility is excluded. WPL utilizes the RockGen facility primarily for capacity. WPL is currently evaluating its options should the purchased power agreement be terminated by the bankruptcy trustees. While WPL is unable to provide any assurances at this time, it does not expect the Calpine bankruptcy to have a material adverse impact on its future financial condition or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and changes in common equity for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 1, 2006

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Operating revenues:
Electric utility	$1,073.9	$939.8	$910.1
Gas utility	322.3	253.8	272.4
Other	13.4	16.2	34.5

	1,409.6	1,209.8	1,217.0

Operating expenses:
Electric production fuel and purchased power	600.8	431.5	409.7
Cost of gas sold	231.9	165.8	186.3
Other operation and maintenance	259.1	282.1	292.6
Depreciation and amortization	107.9	111.0	104.9
Taxes other than income taxes	35.3	36.6	31.9

	1,235.0	1,027.0	1,025.4

Operating income	174.6	182.8	191.6

Interest expense and other:
Interest expense	40.4	33.5	37.9
Equity income from unconsolidated investments	(26.3)	(25.0)	(20.7)
Allowance for funds used during construction	(3.3)	(4.5)	(4.0)
Interest income and other	(2.2)	(1.2)	(2.3)

	8.6	2.8	10.9

Income before income taxes	166.0	180.0	180.7

Income taxes	60.9	66.3	65.8

Net income	105.1	113.7	114.9

Preferred dividend requirements	3.3	3.3	3.3

Earnings available for common stock	$101.8	$110.4	$111.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(in millions)
ASSETS
Property, plant and equipment:
Electric plant in service	$2,047.1	$1,905.4
Gas plant in service	319.4	304.1
Other plant in service	222.0	250.5
Accumulated depreciation	(1,054.6)	(1,037.6)

Net plant	1,533.9	1,422.4
Leased Sheboygan Falls Energy Facility, less accumulated amortization of $3.6	120.2	—
Construction work in progress	53.0	62.2
Other, less accumulated depreciation of $0.5 and $0.3	1.4	1.4

	1,708.5	1,486.0

Current assets:
Cash and temporary cash investments	—	0.1
Accounts receivable:
Customer, less allowance for doubtful accounts of $2.1 and $1.1	167.5	139.7
Other, less allowance for doubtful accounts of $0.6 and $—	40.0	30.5
Production fuel, at average cost	20.2	15.9
Materials and supplies, at average cost	18.2	20.5
Gas stored underground, at average cost	40.2	30.3
Regulatory assets	32.7	21.1
Prepaid gross receipts tax	31.8	33.0
Assets held for sale	26.1	308.9
Other	33.7	18.6

	410.4	618.6

Investments:
Investment in American Transmission Company LLC	152.4	141.5
Other	44.6	95.9

	197.0	237.4

Other assets:
Regulatory assets	168.9	114.2
Deferred charges and other	182.8	199.9

	351.7	314.1

Total assets	$2,667.6	$2,656.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2005	2004
	(in millions, except per share and share amounts)
CAPITALIZATION AND LIABILITIES
Capitalization (Refer to Consolidated Statements of Capitalization):
Common stock - $5 par value - authorized 18,000,000 shares; 13,236,601 shares outstanding	$66.2	$66.2
Additional paid-in capital	525.8	525.7
Retained earnings	473.7	461.7
Accumulated other comprehensive loss	(3.1)	(2.7)

Total common equity	1,062.6	1,050.9

Cumulative preferred stock	60.0	60.0
Long-term debt, net (excluding current portion)	364.3	364.2

	1,486.9	1,475.1

Current liabilities:
Current maturities	—	88.0
Variable rate demand bonds	39.1	39.1
Commercial paper	93.5	47.0
Accounts payable	122.3	91.0
Accounts payable to associated companies	29.7	20.3
Regulatory liabilities	86.2	23.8
Liabilities held for sale	2.2	196.1
Other	51.5	39.4

	424.5	544.7

Other long-term liabilities and deferred credits:
Deferred income taxes	224.8	232.6
Deferred investment tax credits	17.8	19.9
Regulatory liabilities	191.9	221.5
Capital lease obligations - Sheboygan Falls Energy Facility	120.8	—
Pension and other benefit obligations	101.8	85.7
Other	99.1	76.6

	756.2	636.3

Commitments and contingencies (Note 11)
Total capitalization and liabilities	$2,667.6	$2,656.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Cash flows from operating activities:
Net income	$105.1	$113.7	$114.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	107.9	111.0	104.9
Other amortizations	35.7	41.4	51.3
Deferred tax expense (benefit) and investment tax credits	(3.5)	8.5	21.8
Equity income from unconsolidated investments	(26.3)	(25.0)	(20.7)
Distributions from equity method investments	24.7	20.5	14.0
Other	(1.0)	(3.7)	(2.3)
Other changes in assets and liabilities:
Accounts receivable	(37.3)	(16.9)	(10.0)
Sale of accounts receivable	—	(50.0)	(66.0)
Income tax refunds receivable	—	16.8	(16.8)
Regulatory assets	(91.5)	(67.0)	(40.3)
Accounts payable	36.4	8.6	(2.6)
Regulatory liabilities	23.2	(18.7)	(14.7)
Benefit obligations and other	3.2	60.1	5.0

Net cash flows from operating activities	176.6	199.3	138.5

Cash flows used for investing activities:
Utility construction and acquisition expenditures	(185.3)	(211.5)	(151.6)
Proceeds from asset sales	80.1	—	21.3
Purchases of securities within nuclear decommissioning trusts	(6.1)	(209.5)	(168.2)
Sales of securities within nuclear decommissioning trusts	83.4	357.7	174.9
Changes in restricted cash within nuclear decommissioning trusts	(17.3)	(151.1)	(9.6)
Other	2.3	0.1	24.8

Net cash flows used for investing activities	(42.9)	(214.3)	(108.4)

Cash flows used for financing activities:
Common stock dividends	(89.8)	(89.0)	(70.6)
Preferred stock dividends	(3.3)	(3.3)	(3.3)
Capital contribution from parent	—	—	200.0
Proceeds from issuance of long-term debt	—	100.0	—
Reductions in long-term debt	(88.0)	(62.0)	(70.0)
Net change in commercial paper	46.5	47.0	(60.0)
Other	0.8	(4.7)	(7.7)

Net cash flows used for financing activities	(133.8)	(12.0)	(11.6)

Net increase (decrease) in cash and temporary cash investments	(0.1)	(27.0)	18.5

Cash and temporary cash investments at beginning of period	0.1	27.1	8.6

Cash and temporary cash investments at end of period	$—	$0.1	$27.1

Supplemental cash flows information:
Cash paid during the period for:
Interest	$41.9	$31.3	$39.6

Income taxes, net of refunds	$64.1	$40.4	$84.3

Noncash investing and financing activities:
Capital lease obligations incurred	$123.8	$—	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31,
	2005	2004
	(dollars in millions, except per share amounts)
Common equity (Refer to Consolidated Balance Sheets)	$1,062.6	$1,050.9

Cumulative preferred stock:
Cumulative, without par value, not mandatorily redeemable - authorized 3,750,000 shares, maximum aggregate stated value $150, redeemable any time:
$100 stated value - 4.50% series, 99,970 shares outstanding	10.0	10.0
$100 stated value - 4.80% series, 74,912 shares outstanding	7.5	7.5
$100 stated value - 4.96% series, 64,979 shares outstanding	6.5	6.5
$100 stated value - 4.40% series, 29,957 shares outstanding	3.0	3.0
$100 stated value - 4.76% series, 29,947 shares outstanding	3.0	3.0
$100 stated value - 6.20% series, 150,000 shares outstanding	15.0	15.0
$25 stated value - 6.50% series, 599,460 shares outstanding	15.0	15.0

	60.0	60.0

Long-term debt, net:
First Mortgage Bonds:
1984 Series A, variable rate (3.8% at Dec. 31, 2005), due 2014	8.5	8.5
1988 Series A, variable rate (3.7% at Dec. 31, 2005), due 2015	14.6	14.6
1991 Series A, variable rate (3.88% at Dec. 31, 2005), due 2015	16.0	16.0
1992 Series Y, 7.6%, matured in 2005	—	72.0
1991 Series B, variable rate (2.5% at Dec. 31, 2004), matured in 2005	—	16.0

	39.1	127.1
Other:
Debentures, 7%, due 2007	105.0	105.0
Debentures, 5.7%, due 2008	60.0	60.0
Debentures, 7.625%, due 2010	100.0	100.0
Debentures, 6.25%, due 2034	100.0	100.0

	365.0	365.0

Total, gross	404.1	492.1
Less:
Current maturities	—	(88.0)
Variable rate demand bonds	(39.1)	(39.1)
Unamortized debt discount, net	(0.7)	(0.8)

Total long-term debt, net	364.3	364.2

Total capitalization	$1,486.9	$1,475.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Equity
	(in millions)
2003:
Beginning balance (a)	$66.2	$325.6	$399.3	($24.1)	$767.0
Earnings available for common stock			111.6		111.6
Minimum pension liability adjustment, net of tax of $2.8				4.2	4.2

Unrealized holding losses on derivatives, net of tax of ($3.5)				(6.0)	(6.0)
Less: reclassification adjustment for losses included in earnings available for common stock, net of tax of ($3.8)				(5.6)	(5.6)

Net unrealized losses on qualifying derivatives				(0.4)	(0.4)

Total comprehensive income					115.4
Common stock dividends			(70.6)		(70.6)
Capital contribution from parent		200.0			200.0

Ending balance	66.2	525.6	440.3	(20.3)	1,011.8
2004:
Earnings available for common stock			110.4		110.4
Minimum pension liability adjustment, net of tax of $11.7				17.6	17.6

Total comprehensive income					128.0
Common stock dividends			(89.0)		(89.0)
Other		0.1			0.1

Ending balance	66.2	525.7	461.7	(2.7)	1,050.9
2005:
Earnings available for common stock			101.8		101.8
Minimum pension liability adjustment, net of tax of ($0.3)				(0.4)	(0.4)

Total comprehensive income					101.4
Common stock dividends			(89.8)		(89.8)
Other		0.1			0.1

Ending balance	$66.2	$525.8	$473.7	($3.1)	$1,062.6

(a)	Accumulated other comprehensive loss at Jan. 1, 2003 consisted of ($24.5) of minimum pension liability adjustments and $0.4 of net unrealized gains on qualifying derivatives.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General - The consolidated financial statements include the accounts of Wisconsin Power and Light Company (WPL) and its principal consolidated subsidiaries WPL Transco LLC and South Beloit Water, Gas and Electric Company (South Beloit). WPL is a direct subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and various other energy-related services. WPL’s primary service territories are located in south and central Wisconsin.

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S.), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation. Most reclassifications relate to the reporting of assets and liabilities held for sale pursuant to Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (SFAS 144). Unless otherwise noted, the notes herein have been revised to exclude assets and liabilities held for sale for all periods presented. Refer to Note 15 for additional information.

Unconsolidated investments for which WPL does not control, but does have the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% voting interest), are accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for WPL’s equity in net income or loss, which is included in “Equity income from unconsolidated investments” in the Consolidated Statements of Income, and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

(b) Regulation - WPL is subject to regulation by the Securities and Exchange Commission (SEC), FERC, the Public Service Commission of Wisconsin (PSCW), the Illinois Commerce Commission (ICC) and the U.S. Environmental Protection Agency (EPA). WPL is also subject to regulation by various other federal, state and local agencies.

(c) Regulatory Assets and Liabilities - WPL is subject to the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates.

Regulatory Assets - At Dec. 31, regulatory assets were comprised of the following items (in millions):

	2005	2004
Minimum pension liability (Note 6)	$45.9	$39.4
Derivatives (Note 10(a))	20.5	6.7
Kewaunee Nuclear Power Plant (Kewaunee) outage in 2005	19.4	—
Kewaunee sale (Note 16)	16.1	1.5
Tax-related (Note 1(d))	14.0	20.2
Excess allowance for funds used during construction (AFUDC) (Note 1(f))	12.4	11.9
Coal delivery disruptions	12.3	—
Asset retirement obligations (AROs) (Note 17)	10.7	0.9
Energy conservation program costs	9.3	14.3
Debt redemption costs	9.1	9.6
Environmental-related (Note 11(e))	9.0	12.9
Fuel cost recovery (Note 1(h))	—	0.5
Other	22.9	17.4

	$201.6	$135.3

A portion of the regulatory assets in the above table are not earning a return. These regulatory assets are expected to be recovered from customers in future rates, however the carrying costs of these assets are borne by Alliant Energy. At Dec. 31, the regulatory assets that were not earning returns were as follows (in millions):

	2005	2004
Regulatory assets not earning returns	$8	$11
Weighted average remaining life (in years)	5	4

Kewaunee Outage in 2005 - WPL received approval from the PSCW to defer, beginning April 15, 2005, incremental fuel-related costs associated with the extension of an unplanned outage at Kewaunee, which occurred from February 2005 to early July 2005. The PSCW also approved the deferral of incremental operation and maintenance costs related to the unplanned outage.

Kewaunee Sale - WPL has received approval from the PSCW to defer all gains, losses, and transaction costs associated with the sale of Kewaunee. In July 2005, WPL completed the sale of its interest in Kewaunee and recognized a loss (excluding the benefits of the non-qualified decommissioning trust assets discussed in “Regulatory Liabilities”), including transaction costs, of $16 million from the sale. In December 2005, the PSCW issued a final order associated with Wisconsin Public Service Corporation’s (WPSC’s) 2006 base rate case, which only allowed WPSC recovery from its customers of 50% of the loss it recognized on the sale of its interest in Kewaunee. WPL will be seeking full recovery of the loss associated with the sale of its interest in Kewaunee in its next base rate case.

Coal Delivery Disruptions - WPL received approval from the PSCW to defer, beginning Aug. 3, 2005, incremental purchased power energy costs associated with coal conservation efforts at WPL due to coal delivery disruptions. The coal delivery disruptions were caused by railroad train derailments in Wyoming that caused damage to heavily-used joint railroad lines that supply coal to numerous generating facilities in the U.S., including facilities owned by WPL.

Asset Retirement Obligations - WPL believes it is probable that any differences between expenses for legal AROs calculated under SFAS 143, “Accounting for Asset Retirement Obligations” (SFAS 143) and Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations - an interpretation of SFAS 143” (FIN 47), and expenses recovered currently in rates will be recoverable in future rates, and is deferring the difference as a regulatory asset.

WPL periodically assesses whether its regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. WPL records charges against those regulatory assets that are no longer probable of future recovery. At Dec. 31, 2005, WPL recorded regulatory asset charges of $9 million primarily related to the uncertainty regarding the level of recovery of WPL’s loss on the sale of its interest in Kewaunee. These charges are reflected as a reduction to regulatory assets in the “Other” line in the regulatory assets table above. While WPL feels its remaining regulatory assets are probable of future recovery, no assurance can be made that WPL will recover these regulatory assets in future rates.

Regulatory Liabilities - At Dec. 31, regulatory liabilities were comprised of the following items (in millions):

	2005	2004
Cost of removal obligations	$148.0	$204.4
Kewaunee decommissioning trust assets (Note 16)	70.6	—
Tax-related (Note 1(d))	18.0	17.0
Derivatives (Note 10(a))	17.1	4.7
Gas performance incentive (Note 1(h) and Note 2)	12.0	15.1
Emission allowances	1.6	0.9
Other	10.8	3.2

	$278.1	$245.3

Regulatory liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base. A significant portion of the remaining regulatory liabilities are not used to reduce rate base in the revenue requirement calculations utilized in WPL’s rate proceedings.

Cost of Removal Obligations - WPL collects in rates future removal costs for many assets that do not have an associated legal ARO. WPL records a regulatory liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities.

Kewaunee Decommissioning Trust Assets - WPL received approval from the PSCW to return the retail portion of the Kewaunee-related non-qualified decommissioning trust assets to customers over a two-year period through reduced rates that were effective beginning in July 2005. The regulatory liability in the above table also includes the wholesale portion of the trust assets, which refund is being addressed in WPL’s current wholesale rate case.

(d) Income Taxes - WPL is subject to the provisions of SFAS 109, “Accounting for Income Taxes,” and follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. Other tax credits reduce income tax expense in the year claimed and are generally related to research and development.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WPL established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates through 2007.

(e) Temporary Cash Investments - Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days.

(f) Property, Plant and Equipment - Utility plant is recorded at original cost, which includes overhead, administrative costs and AFUDC. Ordinary retirements of utility plant and salvage value are netted and charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized. Removal costs reduce the regulatory liability previously established. AFUDC recovery rates, computed in accordance with the prescribed regulatory formula, were as follows:

	2005	2004	2003
PSCW formula - retail jurisdiction	15.1%	15.2%	14.8%
FERC formula - wholesale jurisdiction	6.7%	12.5%	9.5%

WPL records a regulatory asset for all retail jurisdiction construction projects equal to the difference between the AFUDC calculated in accordance with PSCW guidelines and the AFUDC authorized by FERC and amortizes the regulatory asset at a composite rate and time frame established during each rate case. The amount of AFUDC generated by equity and debt was as follows (in millions):

	2005	2004	2003
Equity	$2.7	$3.7	$2.9
Debt	0.6	0.8	1.1

	$3.3	$4.5	$4.0

Electric plant in service by functional category as of Dec. 31 was as follows (in millions):

	2005	2004
Distribution	$1,143.1	$1,050.4
Generation	840.3	793.9
Other	63.7	61.1

	$2,047.1	$1,905.4

WPL uses a combination of remaining life and straight-line depreciation methods as approved by the PSCW and the ICC. The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2005	2004	2003
Electric	3.6%	3.5%	3.7%
Gas	3.8%	4.0%	4.0%

Other property, plant and equipment is recorded at cost, the majority of which is depreciated using the straight-line method, primarily over periods ranging from five to 15 years. Upon retirement or sale of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income.

(g) Operating Revenues - WPL’s revenues are primarily from electric and natural gas sales and deliveries and are recorded under the accrual method of accounting and recognized upon delivery. WPL accrues revenues for services rendered but unbilled at month-end. WPL serves as a collection agent for sales or various other taxes and records revenues on a net basis. The revenues do not include the collection of the aforementioned taxes.

(h) Utility Fuel Cost Recovery - WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future fuel and purchased energy costs anticipated during the test year. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel costs used to determine rates. If WPL’s actual fuel costs fall outside these fuel monitoring ranges during the test year period, WPL and/or other parties can request, and the PSCW can authorize an adjustment to future retail electric rates. The PSCW may authorize an interim rate increase, however if the final rate increase is less than the interim rate increase, WPL would refund the excess collection to customers at the current authorized return on equity rate. Recovery of capacity-related charges associated with WPL’s purchased power costs and network transmission charges are recovered from electric customers through changes in base rates. WPL’s wholesale electric rates provide for subsequent adjustments to rates for changes in the cost of fuel and purchased energy. WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index. Also, WPL has a gas performance incentive which includes a sharing mechanism whereby 50% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WPL, with the remainder refunded to or recovered from customers.

(i) Generating Facility Outages - Operating expenses incurred during refueling outages at Kewaunee were expensed as incurred. The maintenance costs incurred during outages for WPL’s various other generating facilities are also expensed as incurred.

(j) Derivative Financial Instruments - WPL uses derivative financial instruments to hedge exposures to fluctuations in certain commodity prices and volatility in a portion of electric and natural gas sales volumes due to weather. WPL does not use such instruments for speculative purposes. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated and qualify as hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of WPL’s derivatives generally have no impact on its results of operations, as they are generally reported as changes in regulatory assets and liabilities. WPL has some commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are not accounted for as derivative instruments. Refer to Notes 10 and 11(f) for further discussion of WPL’s derivative financial instruments and related credit risk, respectively.

(k) Pension Plan - For the defined benefit pension plan sponsored by Alliant Energy Corporate Services, Inc. (Corporate Services), a subsidiary of Alliant Energy, Alliant Energy allocates pension costs and contributions to WPL based on labor costs of plan participants and any additional minimum pension liability based on the funded status of the WPL group.

(l) Asset Valuations - Long-lived assets to be held and used, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. The fair value is determined by the use of quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows.

Long-lived assets held for sale are reviewed for possible impairment each reporting period and impairment charges are recorded if the carrying value of such asset exceeds the estimated fair value less cost to sell. The fair value is determined by the use of bid information from potential buyers, quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the fair value of these investments to their carrying values as well as assessing if a decline in fair value is temporary. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value.

(m) Operating Leases - WPL has certain purchased power agreements that are accounted for as operating leases. Costs associated with these agreements are included in “Electric production fuel and purchased power” in the Consolidated Statements of Income based on monthly payments for these agreements. Monthly capacity payments related to one of these agreements is higher during the peak demand period from May 1 through Sep. 30 and lower in all other periods during each calendar year. These seasonal differences in capacity charges are consistent with market pricing and the expected usage of energy from the plant.

(n) Emission Allowances - Emission allowances are granted by the EPA to sources of pollution that allow the release of a prescribed amount of pollution each year. Unused emission allowances may be bought and sold or carried forward to be utilized in future years. Purchased emission allowances are recorded as intangible assets at their original cost and evaluated for impairment as long-lived assets to be held and used in accordance with SFAS 144. Emission allowances granted by the EPA are valued at a zero-cost basis. Amortization of emission allowances is based upon a weighted average cost for each category of vintage year utilized during the reporting period.

(o) New Accounting Pronouncements - Refer to Note 17 for discussion of FIN 47.

(2) UTILITY RATE MATTERS

In December 2005, WPL received approval from the PSCW to begin refunding approximately $13 million to its natural gas customers for the customers’ portion of gains realized from its gas performance incentive program for the period from November 2004 to October 2005. Approximately 80%, or $10 million, of the total expected refund amount was refunded to customers in December 2005 and January 2006. The remainder of the refund will be completed in 2006 after the PSCW completes its audit of the refund amount. At Dec. 31, 2005, WPL reserved for all amounts related to these refunds. Refer to Note 1(h) for further discussion of WPL’s fuel cost recovery and Note 1(c) for discussion of various other rate matters.

(3) LEASES

(a) Operating Leases - Alliant Energy and WPL have entered into various agreements related to property, plant and equipment rights that are accounted for as operating leases. WPL’s most significant operating leases relate to certain purchased power agreements. These purchased power agreements contain fixed rental payments related to capacity and transmission rights and contingent rental payments related to the energy portion (actual megawatt-hours (MWhs)) of the respective agreements. Rental expenses associated with WPL’s operating leases were as follows (in millions):

	2005	2004	2003
Operating lease rental expenses (excluding contingent rentals)	$91	$63	$25
Contingent rentals related to certain purchased power agreements	28	33	26
Other contingent rentals	—	1	—

	$119	$97	$51

At Dec. 31, 2005, WPL’s future minimum operating lease payments, excluding contingent rentals, were as follows (in millions):

	2006	2007	2008	2009	2010	Thereafter	Total
Certain purchased power agreements	$77	$78	$71	$62	$56	$131	$475
Synthetic leases	8	7	3	3	5	8	34
Other	1	1	1	1	1	2	7

	$86	$86	$75	$66	$62	$141	$516

The purchased power agreements meeting the criteria as operating leases are such that, over the contract term, Alliant Energy has exclusive rights to all or a substantial portion of the output from a specific generating facility. The purchased power agreements total in the above table includes $403 million and $55 million related to the Riverside plant and RockGen plant purchased power agreements, respectively. Alliant Energy’s agreements with Calpine Corporation (Calpine) subsidiaries related to the RockGen plant and the Riverside plant provide Alliant Energy the option to purchase these two facilities in 2009 and 2013, respectively. Refer to Note 18 for additional information concerning the impacts of FIN 46R, “Consolidation of Variable Interest Entities” (FIN 46R), on these two agreements.

The synthetic leases in the above table relate to the financing of utility railcars and a utility radio dispatch system. The entities that lease these assets to WPL do not meet the consolidation requirements per FIN 46R, and are not included on the Consolidated Balance Sheets. WPL has guaranteed the residual value of its synthetic leases which total $8 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to 10 years. Residual value guarantee amounts have been included in the above table.

(b) Capital Lease - In the second quarter of 2005, WPL entered into a 20-year agreement with Alliant Energy Resources, Inc.’s (Resources’) Non-regulated Generation business to lease the Sheboygan Falls Energy Facility (SFEF), with an option for two lease renewal periods thereafter. The lease became effective in June 2005 when SFEF began commercial operations. WPL is responsible for the operation of SFEF and has exclusive rights to its output. In May 2005, the PSCW approved this affiliated lease agreement with initial monthly payments of approximately $1.3 million. The lease payments were based on a 50% debt to capital ratio, a return on equity of 10.9%, a cost of debt based on the cost of senior notes issued by Resources’ Non-regulated Generation business in June 2005 and certain costs incurred to construct the facility. In accordance with its order approving the lease agreement, the PSCW will review the capital structure, return on equity and cost of debt every five years from the date of the final decision. The capital lease is amortized using the straight-line method over the 20-year lease term. WPL’s 2005/2006 retail rate case that became effective in July 2005 includes recovery of the monthly SFEF lease payment amounts from WPL’s customers. In 2005, SFEF lease expenses were $11.3 million ($7.7 million included in “Interest expense” and $3.6 million included in “Depreciation and amortization,” respectively, in the Consolidated Statements of Income). At Dec. 31, 2005, WPL’s estimated future minimum capital lease payments for SFEF were as follows (in millions):

2006	2007	2008	2009	2010	There- after	Total	Less: amount repre- senting interest	Present value of net minimum capital lease payments	Gross assets under lease at 12-31-05	Accumulated amortization at 12-31-05
$15	$15	$15	$15	$15	$218	$293	$170	$123	$124	$4

(4)	SALE OF ACCOUNTS RECEIVABLE

In March 2004, WPL discontinued its participation in a utility customer accounts receivable sale program whereby it sold a portion of its accounts receivable to a third-party financial institution on a limited recourse basis through wholly-owned and consolidated special purpose entities. In 2004 and 2003, WPL received $30 million and $0.8 billion, respectively, in aggregate proceeds from the sale of accounts receivable. WPL used proceeds from the sale of accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term rates and finance a portion of its long-term cash needs. WPL incurred costs associated with these sales of $0.2 million and $1.2 million in 2004 and 2003, respectively.

(5)	INCOME TAXES

The components of income taxes for WPL were as follows (in millions):

	2005	2004	2003
Current tax expense:
Federal	$53.0	$45.2	$29.0
State	13.4	13.3	15.7
Deferred tax expense (benefit):
Federal	(3.5)	9.7	22.8
State	1.4	0.4	0.6
Amortization of investment tax credits	(1.5)	(1.6)	(1.6)
Research and development tax credits	(1.9)	(0.7)	(0.7)

	$60.9	$66.3	$65.8

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries, the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities. Separate return amounts are adjusted to reflect state apportionment benefits net of federal tax and the fact that regulations prohibited the retention of tax benefits at the parent level through 2005. Any difference between the separate return methodology and the actual consolidated return is allocated as prescribed in Alliant Energy’s tax allocation agreement. In 2005, 2004 and 2003, WPL realized net benefits of $1.5 million, $1.2 million and $2.9 million, respectively, related to state apportionment and allocation of parent tax benefits.

The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2005	2004	2003
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	7.5	6.2	5.8
Adjustment of prior period taxes	(0.7)	(1.5)	(0.8)
Amortization of excess deferred taxes	(0.9)	(0.5)	(0.5)
Amortization of investment tax credits	(0.9)	(0.9)	(0.9)
Research and development tax credits	(1.2)	(0.4)	(0.3)
Other items, net	(2.1)	(1.1)	(1.9)

Overall effective income tax rate	36.7%	36.8%	36.4%

The deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2005			2004
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property	($12.0)	$214.2	$202.2	($13.2)	$222.7	$209.5
Decommissioning	—	—	—	(23.5)	—	(23.5)
Investment in American	—	43.7	43.7	—	14.0	14.0
Transmission Co. LLC (ATC)
Regulatory liability - decommissioning	(28.3)	—	(28.3)	—	—	—
Other	(30.5)	30.5	—	(8.0)	32.6	24.6

	($70.8)	$288.4	$217.6	($44.7)	$269.3	$224.6

			2005			2004
Other current assets			($7.2)			($8.0)
Deferred income taxes			224.8			232.6

Total deferred tax (assets) and liabilities			$217.6			$224.6

(6)	PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Substantially all of WPL’s employees are covered by several non-contributory defined benefit pension plans. Benefits are based on the employees’ years of service and compensation. WPL also provides certain defined benefit postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory. The assumptions at the measurement date of Sep. 30 were as follows (N/A=Not Applicable):

	Qualified Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Discount rate for benefit obligations	5.5%	6%	6%	5.5%	6%	6%
Discount rate for net periodic cost	6%	6%	6.75%	6%	6%	6.75%
Expected return on plan assets	9%	9%	9%	9%	9%	9%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	9%	10%	9.5%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

The expected return on plan assets was determined by analysis of forecasted asset class returns as well as actual returns for the plan over the past 10 years. An adjustment to the returns to account for active management of the assets is also made in the analysis. The obligations are viewed as long-term commitments. A long-term approach is also used when determining the expected rate of return on assets, which is reviewed on an annual basis. WPL reduced its expected return on plan assets to 8.5% for the 2006 net periodic cost.

The components of WPL’s qualified pension benefits and other postretirement benefits costs were as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Service cost	$5.3	$5.0	$4.0	$4.4	$4.0	$3.4
Interest cost	12.2	11.2	10.6	6.3	5.4	5.2
Expected return on plan assets	(17.0)	(15.9)	(13.5)	(1.8)	(1.7)	(1.4)
Amortization of (*):
Transition obligation	—	—	—	1.1	1.1	1.1
Prior service cost	0.8	0.6	0.4	—	—	—
Actuarial loss	3.4	3.0	3.5	2.4	1.4	0.8
Special termination benefits	—	—	—	1.1	—	—

	$4.7	$3.9	$5.0	$13.5	$10.2	$9.1

*	Unrecognized net actuarial losses in excess of 10% of the projected benefit obligation and unrecognized prior service costs are amortized over the average future service lives of the participants. Unrecognized net transition obligations related to other postretirement benefits are amortized over a 20-year period ending 2012.

In the above table, the pension benefits costs represent only those respective costs for bargaining unit employees of WPL covered under the bargaining unit pension plan that is sponsored by WPL. The other postretirement benefits costs represent costs for all WPL employees. Corporate Services provides services to WPL. The following table includes qualified pension benefits costs for WPL’s non-bargaining employees who are participants in other Alliant Energy plans, and the allocated pension and other postretirement benefits costs associated with Corporate Services for WPL as follows (in millions):

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Non-bargaining WPL employees participating in other plans	$0.8	$0.5	$1.9	N/A	N/A	N/A
Allocated Corporate Services costs	2.2	2.1	2.0	$2.9	$1.6	$0.9

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefits costs. A 1% change in the medical trend rates for 2005, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$1.2	($1.1)
Effect on postretirement benefit obligation	$8.5	($7.8)

The benefit obligations and assets associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy’s Consolidated Financial Statements and are not reported in the following tables. A reconciliation of the funded status of WPL’s plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Change in projected benefit obligation:
Net projected benefit obligation at beginning of year	$202.5	$181.0	$105.3	$93.1
Service cost	5.3	5.0	4.4	4.0
Interest cost	12.2	11.2	6.3	5.4
Plan participants’ contributions	—	—	1.8	1.6
Plan amendments	—	5.7	—	—
Actuarial loss (gain)	24.9	6.9	(12.7)	7.7
Special termination benefits	—	—	1.1	—
Gross benefits paid	(7.6)	(7.3)	(7.9)	(6.5)

Net projected benefit obligation at end of year	237.3	202.5	98.3	105.3

Change in plan assets:
Fair value of plan assets at beginning of year	192.9	175.0	20.7	19.5
Actual return on plan assets	22.4	20.2	1.9	2.1
Employer contributions	7.0	5.0	4.1	4.0
Plan participants’ contributions	—	—	1.8	1.6
Gross benefits paid	(7.6)	(7.3)	(7.9)	(6.5)

Fair value of plan assets at end of year	214.7	192.9	20.6	20.7

Funded status at end of year	(22.6)	(9.6)	(77.7)	(84.6)
Unrecognized net actuarial loss	78.1	62.0	21.3	36.4
Unrecognized prior service cost	7.3	8.1	(0.1)	(0.1)
Unrecognized net transition obligation	—	—	8.0	9.2

Net amount recognized at end of year	$62.8	$60.5	($48.5)	($39.1)

Amounts recognized on the Consolidated
Balance Sheets consist of:
Prepaid benefit cost	$62.8	$60.5	$1.8	$1.6
Accrued benefit cost	—	—	(50.3)	(40.7)

Net amount recognized at measurement date	62.8	60.5	(48.5)	(39.1)

Contributions paid after Sep. 30 and prior to Dec. 31	—	—	1.7	0.6

Net amount recognized at Dec. 31	$62.8	$60.5	($46.8)	($38.5)

In 2004, the PSCW authorized Wisconsin utilities to record additional minimum pension liability to “Regulatory assets” in lieu of “Accumulated other comprehensive loss” on their Consolidated Balance Sheets. At Dec. 31, 2005 and 2004, Corporate Services allocated to WPL a minimum pension liability of $51 million and $44 million, respectively. Included in the following table are WPL’s accumulated benefit obligations, amounts applicable to qualified pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as qualified pension plans with projected benefit obligations in excess of plan assets as of the measurement date of Sep. 30 (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Accumulated benefit obligation	$211.7	$181.8	$98.3	$105.3
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	—	—	96.9	103.6
Fair value of plan assets	—	—	17.1	17.3
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	237.3	202.5	N/A	N/A
Fair value of plan assets	214.7	192.9	N/A	N/A

WPL’s net periodic benefit cost is primarily included in “Other operation and maintenance” in the Consolidated Statements of Income. WPL calculates the fair value of plan assets by using the straight market value of assets approach.

Postretirement benefit plans are funded via specific assets within certain retirement plans (401(h) assets) as well as a Voluntary Employees’ Beneficiary Association (VEBA) trust. The asset allocation of the 401(h) assets mirror the qualified pension plan assets and the asset allocation of the VEBA trust are reflected in the following table under “Other Postretirement Benefit Plans.” The asset allocation for WPL’s qualified pension and other postretirement benefit plans at Sep. 30, 2005 and 2004, and the qualified pension plan target allocation for 2005 were as follows:

	Qualified Pension Plan			Other Postretirement Benefit Plans
	Target Allocation	Percentage of Plan Assets at Sep. 30,		Percentage of Plan Assets at Sep. 30,
Asset Category	2005	2005	2004	2005	2004
Equity securities	65-75%	72%	73%	63%	10%
Debt securities	20-35%	28%	27%	18%	20%
Other	0-5%	—	—	19%	70%

		100%	100%	100%	100%

WPL’s plan assets are managed by outside investment managers. WPL’s investment strategy and its policies employed with respect to pension and postretirement assets is to combine both preservation of principal and prudent and reasonable risk-taking to protect the integrity of the assets in meeting the obligations to the participants while achieving the optimal return possible over the long-term. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class, number of investments, and sector and industry limits when applicable.

For the pension plans, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals to maximize returns and minimize risk over the long-term, the pension plans have a long-term investment posture more heavily weighted towards equity holdings. The asset allocation mix is monitored quarterly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Assets related to postretirement plans are viewed as long-term. A mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term. Prohibited investment vehicles related to the pension and postretirement plans include, but may not be limited to, direct ownership of real estate, real estate investment trusts, options and futures unless specifically approved, margin trading, oil and gas limited partnerships, commodities, short selling and securities of the managers’ firms or affiliate firms.

WPL estimates that funding for the qualified pension plan for the bargaining unit and other postretirement benefit plans during 2006 will be $0 and $6 million, respectively.

The expected benefit payments and Medicare subsidies, which reflect expected future service, as appropriate, are as follows:

	2006	2007	2008	2009	2010	2011 - 2015
Pension benefits	$7.8	$7.9	$8.2	$8.6	$9.4	$64.7
Other benefits	6.5	6.9	7.4	7.8	8.1	49.1
Medicare subsidies	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)	(3.6)

	$13.7	$14.2	$14.9	$15.7	$16.8	$110.2

In 2004, WPL adopted FASB Staff Position No. SFAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2). In 2005, the U.S. Department of Health and Human Services (Centers for Medicare & Medicaid Services) published regulations regarding actuarial equivalence. WPL believes that a substantial portion of its postretirement medical plans will be actuarially equivalent to the Medicare Prescription Drug Plan. WPL anticipates continuing its current prescription drug coverage for currently covered retirees and therefore should be eligible for the subsidy available from Medicare. As a result of the adoption of FSP 106-2, the estimated reductions in WPL’s 2005 and 2004 accumulated projected benefit obligation and other postretirement benefits costs were as follows:

	2005	2004
Accumulated projected benefit obligation	$13.9	$6.8
Other postretirement benefits costs	2.1	1.0

WPL has various life insurance policies that cover certain key employees and directors. At Dec. 31, 2005 and 2004, the cash surrender value of these investments was $11.2 million and $10.7 million, respectively. Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. The pension expense allocated to WPL for these plans was $1.9 million, $1.8 million and $1.7 million in 2005, 2004 and 2003, respectively. A significant number of WPL employees also participate in a defined contribution pension plan (401(k) plan). WPL’s contributions to the 401(k) plan, which are based on the participants’ level of contribution, were $2.4 million, $2.3 million and $2.1 million in 2005, 2004 and 2003, respectively.

Alliant Energy’s pension plans include a cash balance plan that covers substantially all of its non-bargaining unit employees, including non-bargaining unit employees of WPL. In the first quarter of 2006, Alliant Energy has announced amendments to the cash balance plan which include freezing plan participation at its current level and discontinuing additional contributions into employee’s cash balance plan accounts effective August 2008. Alliant Energy has also announced plans to increase its level of contributions to the 401(k) plan effective in August 2008 which will offset the impact of discontinuing additional contributions into the employee’s cash balance plan accounts. These amendments are designed to provide employees portability and self-directed flexibility of their retirement benefits. WPL is currently assessing the future impacts of these changes and does not currently expect these changes will have a significant impact on its future results of operations.

(7) COMMON AND PREFERRED STOCK

(a) Common Stock - In 2003, Alliant Energy completed a public offering of its common stock generating net proceeds of $318 million, which were used in part to make capital contributions to WPL of $200 million in support of WPL’s generation and reliability initiatives. WPL has dividend payment restrictions based on its bond indentures, the terms of its outstanding preferred stock and state regulatory limitations applicable to it. In its July 2005 rate order, the PSCW stated WPL may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $92 million to Alliant Energy if WPL’s actual average common equity ratio, on a financial basis, is or will fall below the test year authorized level of 53.14%. WPL’s dividends are also restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25%. At Dec. 31, 2005, WPL was in compliance with all such dividend restrictions.

(b) Preferred Stock - The carrying value of WPL’s cumulative preferred stock at both Dec. 31, 2005 and 2004 was $60 million. The fair value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2005 and 2004 was $54 million and $55 million, respectively.

(8) DEBT

(a) Short-Term Debt - To provide short-term borrowing flexibility and security for commercial paper outstanding, WPL maintains committed bank lines of credit, all of which require a fee. At Dec. 31, 2005, WPL’s short-term borrowing arrangements included a $250 million revolving credit facility which expires in August 2010. Information regarding commercial paper and other short-term debt issued under this facility was as follows (dollars in millions):

	2005	2004
At Dec. 31:
Commercial paper outstanding	$93.5	$47.0
Average discount rates - commercial paper	4.4%	2.3%
For the year ended:
Average amount of total short-term debt (based on daily outstanding balances)	$18.4	$12.8
Average interest rates - total short-term debt	3.4%	1.4%

(b) Long-Term Debt - WPL’s first mortgage bonds are secured by substantially all of its utility plant ($39 million of such bonds were outstanding at Dec. 31, 2005). WPL also maintains indentures related to the issuance of unsecured debt securities.

WPL has certain issuances of long-term debt that contain optional redemption provisions which, if elected by WPL, could require material redemption premium payments by WPL. The redemption premium payments under these optional redemption provisions are variable and dependent on applicable treasury rates at the time of redemption. At Dec. 31, 2005, the debt issuances that contained these optional redemption provisions included WPL’s debentures due 2034.

In July 2005, WPL repaid at maturity its $72 million, 7.6% first mortgage bonds with the issuance of short-term debt which was later reduced with the proceeds from the sale of its interest in Kewaunee.

At Dec. 31, 2005, WPL’s debt maturities for 2006 to 2010 were $0, $105 million, $60 million, $0 and $100 million, respectively. The carrying value of WPL’s long-term debt (including current maturities and variable rate demand bonds) at Dec. 31, 2005 and 2004 was $403 million and $491 million, respectively. The fair value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2005 and 2004 was $425 million and $532 million, respectively. WPL’s unamortized debt issuance costs recorded in “Deferred charges and other” on the Consolidated Balance Sheets were $3.0 million and $4.0 million at Dec. 31, 2005 and 2004, respectively. At Dec. 31, 2005, there were no significant sinking fund requirements related to the long-term term debt on the Consolidated Balance Sheets.

(9) INVESTMENTS AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WPL’s current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since WPL is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by Alliant Energy. Information relating to various investments held by WPL at Dec. 31 that are marked-to-market as a result of SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” was as follows (in millions):

	2005		2004
	Carrying/Fair Value	Unrealized Gains, Net of Tax	Carrying/Fair Value	Unrealized Gains, Net of Tax
Available-for-sale securities:
Nuclear decommissioning trust funds:
Equity securities	$—	$—	$51.2	$13.0
Debt securities	—	—	21.0	0.7

Nuclear Decommissioning Trust Funds - The information in the above table and this paragraph relate to the non-qualified portion of WPL’s nuclear decommissioning trust funds. The qualified portion of WPL’s nuclear decommissioning trust funds was included in the sales agreement of Kewaunee and as a result is reported as assets held for sale. The fair value of WPL’s nuclear decommissioning trust funds, as reported by the trustee, was adjusted for the tax effect of unrealized gains and losses. Net unrealized holding gains were recorded as part of regulatory liabilities or as an offset to regulatory assets related to AROs. The funds realized pre-tax gains (losses) from the sales of securities of $23 million, ($3) million and ($4) million in 2005, 2004 and 2003, respectively (cost of the investments based on specific identification was $110 million, $14 million and $29 million and pre-tax proceeds from the sales were $133 million, $11 million and $25 million, respectively).

Refer to Notes 7(b), 8(b) and 10(a) for information regarding the fair values of preferred stock, long-term debt and derivatives, respectively.

Unconsolidated Equity Investments - WPL’s unconsolidated investments accounted for under the equity method of accounting are as follows (dollars in millions):

	Ownership Interest at Dec. 31, 2005	Carrying Value at Dec. 31,		Equity (Income) /Loss
		2005	2004	2005	2004	2003
ATC	21%	$152	$141	($21)	($19)	($16)
Wisconsin River Power Company (WRPC)	50%	10	13	(5)	(6)	(5)

		$162	$154	($26)	($25)	($21)

Summary financial information from the financial statements of WPL’s unconsolidated equity investments in ATC and WRPC is as follows (in millions):

	2005	2004	2003
Operating revenues	$303	$270	$232
Operating income	131	107	88
Net income	106	91	72
As of Dec. 31:
Current assets	34	39
Non-current assets	1,536	1,177
Current liabilities	142	195
Non-current liabilities	757	458

Refer to Note 19 for information regarding related party transactions with ATC.

(10) DERIVATIVE FINANCIAL INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities - WPL records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives’ fair values are generally recorded as regulatory assets or liabilities. At Dec. 31, current derivative assets were included in “Other current assets,” non-current derivative assets were included in “Deferred charges and other,” current derivative liabilities were included in “Other current liabilities” and non-current derivative liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2005	2004
Current derivative assets	$12.7	$4.7
Non-current derivative assets	4.4	—
Current derivative liabilities	19.0	6.7
Non-current derivative liabilities	1.5	—

Changes in the derivatives’ fair values at WPL during 2005 were primarily due to the impact of significant increases in natural gas prices and additional gas contracts entered into in 2005 to mitigate pricing volatility for WPL’s customers.

WPL’s derivatives that were not designated in hedge relationships during 2005 and/or 2004 included electric, coal and gas contracts. Electric contracts were used to manage utility energy costs during supply/demand imbalances. Coal and gas contracts that do not qualify for the normal purchase and sale exception were used to manage the price of anticipated purchases and sales.

(b) Weather Derivatives - WPL uses weather derivatives to reduce the impact of weather volatility on its electric and natural gas sales volumes. WPL’s ratepayers do not pay any of the premiums nor do they share in the gains/losses realized from these weather derivatives.

In 2005, WPL entered into a non-exchange traded electric weather derivative agreement based on cooling degree days to reduce the impact of weather volatility on its electric margins for the period June 1, 2005 to Aug. 31, 2005. The actual cooling degree days during this period were higher than those specified in the contract resulting in WPL paying the counterparty $3.5 million in 2005, the maximum amount under the agreement.

In 2005, Corporate Services, as agent for WPL, and WPL on behalf of itself entered into a combination of put options and swap agreements based on heating degree days (HDD) to reduce the impact of weather volatility on WPL’s margins for the period Nov. 1, 2005 to March 31, 2006. WPL will receive up to a maximum of $4.3 million of payments from the counterparty if actual HDD are less than the HDD specified in the contract (for the put options and swaps) or remit up to a maximum of $2.2 million of funds to the counterparty if actual HDD are greater than the HDD specified in the contract (swaps only). In 2004 and 2003, Corporate Services, as agent for WPL, entered into non-exchange traded options based on HDD in which Corporate Services had the right to receive payment from the counterparty if actual HDD were less than the HDD specified in the contract.

Any premiums paid related to the electric and gas weather derivative agreements are expensed over each respective contract period. WPL uses the intrinsic value method to account for these weather derivatives. Information relating to the electric and gas weather derivatives was as follows (in millions):

	2005	2004	2003
Premiums expensed	$1.1	$1.0	$0.9
Premiums paid	0.5	1.2	0.9
Gains (losses)	(4.5)	—	0.8
Amounts paid to counterparties	(3.1)	—	—

(11) COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Expenditures - WPL has made certain commitments in connection with its 2006 capital expenditures.

(b) Purchase Obligations - Alliant Energy, through its subsidiaries Corporate Services, Interstate Power and Light Company (IPL) and WPL, has entered into purchased power, coal and natural gas supply, transportation and storage contracts. Certain purchased power contracts are considered operating leases and are therefore not included here, but are included in Note 3(a). The natural gas supply and purchased power contracts are either fixed price in nature or market-based. Most of the coal supply contracts are fixed price, however some of the recent contracts are index-based. Nearly all of the coal transportation contracts are index-based. Alliant Energy expects to supplement its coal and natural gas supplies with spot market purchases as needed. The table below includes commitments for “take-or-pay” contracts which result in dollar commitments with no associated tons or dekatherms (Dths).

Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased power contracts to IPL and WPL, based on various factors such as resource mix, load growth and resource availability. The amounts in the following table reflect these allocated contracts. However, for 2006 and 2007, system-wide purchased power contracts of $218.7 million (3.3 million MWhs) and $62.9 million (1.3 million MWhs), respectively, have not yet been directly assigned to IPL and WPL since the specific needs of each utility are not yet known. Refer to Note 19 for additional information. WPL enters into coal transportation contracts that are directly assigned to its specific generating stations, the amounts of which are included in the following table. In addition, Corporate Services entered into system-wide coal contracts on behalf of IPL and WPL for 2006 to 2010 of $70.9 million (10.1 million tons), $55.7 million (7.6 million tons), $35.8 million (5.0 million tons), $18.5 million (2.5 million tons) and $4.8 million (0.6 million tons), respectively, to allow flexibility for the changing needs of the quantity of coal consumed by each. Coal contract quantities are allocated to specific IPL or WPL generating stations at or before the time of delivery based on various factors including projected heat input requirements, combustion compatibility and efficiency. These system-wide coal contracts have not yet been directly assigned to IPL and WPL since the specific needs of each utility are not yet known. At Dec. 31, 2005, WPL’s minimum commitments were as follows (dollars and Dths in millions; MWhs and tons in thousands):

	Purchased Power		Coal		Natural Gas
	Dollars	MWhs	Dollars	Tons	Dollars	Dths
2006	$80.1	1,801	$9.0	—	$196.9	18
2007	84.1	2,001	9.0	—	24.8	—
2008	75.7	1,830	6.5	—	20.6	—
2009	87.4	1,771	6.5	—	15.3	—
2010	86.2	1,763	6.5	—	11.0	—
Thereafter	224.9	5,797	25.8	—	10.5	—

	$638.4	14,963	$63.3	—	$279.1	18

The amounts related to WPL’s Kewaunee purchased power agreement are included in the above table. Also, at Dec. 31, 2005, WPL’s other purchase obligations, which represent individual commitments incurred during the normal course of business which exceeded $1.0 million at Dec. 31, 2005, were $3 million, $1 million and $1 million for 2006, 2007 and 2008, respectively. This excludes lease obligations which are included in Note 3.

(c) Legal Proceedings - WPL is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WPL believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Guarantees and Indemnifications - WPL provided an indemnification associated with the sale of its interest in Kewaunee in the third quarter of 2005 for losses resulting from potential breach of the representations and warranties made by WPL on the sale date and for the breach of its obligations under the sale agreement. The indemnification has a maximum limit of $12 million and expires in July 2006. WPL believes the likelihood of having to make any material cash payments under this indemnification is remote. WPL has not recorded any material liabilities related to the above indemnification as of Dec. 31, 2005. WPL follows the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” as it relates to this indemnification. Refer to Note 16 for information regarding an additional indemnity issued by WPL related to the Kewaunee sale. Refer to Note 3(a) for discussion of WPL’s residual value guarantees of its synthetic leases.

(e) Environmental Liabilities - WPL had recorded the following environmental liabilities at Dec. 31 (in millions):

	2005	2004
Manufactured gas plant (MGP) sites	$5.7	$5.2
Other	0.7	1.3

	$6.4	$6.5

MGP Sites - WPL has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL has received letters from state environmental agencies requiring no further action at six sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WPL records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2005, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s sites to be $5 million to $7 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WPL, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WPL, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WPL believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WPL’s insurance carriers regarding reimbursement for its MGP-related costs.

Clean Air Interstate Rule (CAIR) and Clean Air Mercury Rule (CAMR) - In March 2005, the EPA finalized CAIR and CAMR, which both require emission control upgrades to existing electric generating units with greater than 25 megawatt capacity. CAIR will cap emissions of sulfur dioxide (SO2) and nitrogen oxides (NOx) in 28 states (including Wisconsin) in the eastern U.S. and, when fully implemented, reduce SO2 and NOx emissions in these states by over 70% and 60% from 2003 levels, respectively. CAMR will reduce U.S. utility (including WPL) mercury emissions by approximately 70% when fully implemented. WPL believes that future capital investments and/or modifications to comply with these rules will be significant.

(f) Credit Risk - WPL serves a diversified base of residential, commercial, industrial and wholesale customers and did not have any significant concentrations of credit risk. In addition, WPL has limited credit exposure from non-performance of contractual obligations by its counterparties. WPL maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WPL against all losses from non-performance by counterparties. Refer to Note 18 for discussion of the credit risk related to Calpine’s recent bankruptcy.

(12) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Wisconsin utilities, WPL has undivided ownership interests in jointly-owned electric generating stations. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to WPL’s ownership interest in these facilities at Dec. 31, 2005 was as follows (dollars in millions):

	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work in Progress	Cost of Removal Obligations Included in Regulatory Liabilities
Edgewater Unit 5	Coal	75.0	$239.5	$128.9	$2.7	$6.1
Columbia Energy Center	Coal	46.2	215.7	115.4	8.4	11.3
Edgewater Unit 4	Coal	68.2	74.7	41.0	1.1	4.1

			$529.9	$285.3	$12.2	$21.5

Refer to Note 1(c) for further discussion of cost of removal obligations.

(13) SEGMENTS OF BUSINESS

WPL is a utility serving customers in Wisconsin and Illinois and includes three segments: a) electric operations; b) gas operations; and c) other, which includes various other energy-related products and services and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” In 2005, 2004 and 2003, gas revenues included $51 million, $20 million and $45 million, respectively, for sales to the electric segment. All other intersegment revenues were not material to WPL’s operations and there was no single customer whose revenues were 10% or more of WPL’s consolidated revenues. Certain financial information relating to WPL’s significant business segments was as follows (in millions):

	Electric	Gas	Other	Total
2005
Operating revenues	$1,073.9	$322.3	$13.4	$1,409.6
Depreciation and amortization	92.7	14.6	0.6	107.9
Operating income (loss)	146.5	33.4	(5.3)	174.6
Interest expense, net of AFUDC				37.1
Equity income from unconsolidated investments				(26.3)
Interest income and other				(2.2)
Income tax expense				60.9
Net income				105.1
Preferred dividends				3.3
Earnings available for common stock				101.8
Total assets	2,070.2	380.2	217.2	2,667.6
Investments in equity method subsidiaries	162.5	—	—	162.5
Construction and acquisition expenditures	164.5	20.2	0.6	185.3

	Electric	Gas	Other	Total
2004
Operating revenues	$939.8	$253.8	$16.2	$1,209.8
Depreciation and amortization	95.7	14.8	0.5	111.0
Operating income (loss)	164.9	24.8	(6.9)	182.8
Interest expense, net of AFUDC				29.0
Equity income from unconsolidated investments				(25.0)
Interest income and other				(1.2)
Income tax expense				66.3
Net income				113.7
Preferred dividends				3.3
Earnings available for common stock				110.4
Total assets	2,097.5	333.3	225.3	2,656.1
Investments in equity method subsidiaries	154.3	—	—	154.3
Construction and acquisition expenditures	189.1	20.2	2.2	211.5

2003
Operating revenues	$910.1	$272.4	$34.5	$1,217.0
Depreciation and amortization	89.2	14.6	1.1	104.9
Operating income	163.8	25.5	2.3	191.6
Interest expense, net of AFUDC				33.9
Equity income from unconsolidated investments				(20.7)
Interest income and other				(2.3)
Income tax expense				65.8
Net income				114.9
Preferred dividends				3.3
Earnings available for common stock				111.6
Total assets	1,950.5	306.2	212.6	2,469.3
Investments in equity method subsidiaries	133.3	—	—	133.3
Construction and acquisition expenditures	133.0	17.4	1.2	151.6

(14) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Summation of the individual quarters may not equal annual totals due to rounding.

	2005				2004
	March 31	June 30	Sep. 30	Dec. 31	March 31	June 30	Sep. 30	Dec. 31
	(in millions)
Operating revenues	$341.1	$303.1	$368.4	$397.0	$339.4	$270.6	$286.2	$313.5
Operating income	40.5	27.4	55.1	51.6	38.9	51.3	55.0	37.6
Net income	23.9	15.6	34.4	31.2	22.3	31.2	33.6	26.7
Earnings available for common stock	23.1	14.7	33.6	30.4	21.5	30.3	32.8	25.8

(15) ASSETS AND LIABILITIES HELD FOR SALE

In July 2005, WPL completed the sale of its interest in Kewaunee and its water utility in Ripon, Wisconsin. Refer to Note 16 for further discussion of the Kewaunee sale. In addition, WPL has entered into an agreement to sell its Illinois utility subsidiary, South Beloit. WPL has applied the provisions of SFAS 144 to these assets and liabilities, which are recorded as held for sale. The operating results of WPL’s interest in Kewaunee, Ripon and South Beloit were not reported as discontinued operations at Dec. 31, 2005. The components of assets and liabilities held for sale on the Consolidated Balance Sheets at Dec. 31 were as follows (in millions):

	2005	2004
Assets held for sale:
Property, plant and equipment:
Electric plant in service	$20.3	$223.1
Gas plant in service	12.7	12.3
Other plant in service	6.7	13.6
Accumulated depreciation	(14.2)	(161.8)

Net plant	25.5	87.2
Construction work in progress	0.6	15.7
Other, less accumulated depreciation	—	17.0

Property, plant and equipment, net	26.1	119.9
Current assets	—	3.8
Nuclear decommissioning trust funds	—	170.9
Other assets	—	14.3

Total assets held for sale	26.1	308.9

Liabilities held for sale:
Long-term liabilities (primarily AROs)	2.2	196.1

Net assets held for sale	$23.9	$112.8

(16) SALE OF WPL’S INTEREST IN KEWAUNEE

In July 2005, WPL completed the sale of its interest in Kewaunee to a subsidiary of Dominion Resources, Inc. (Dominion) and received proceeds of $75 million (after $4 million of post-closing adjustments), which it used for debt reduction. The sale proceeds are subject to further adjustments for an indemnity issued by WPL to cover certain potential costs Dominion may incur related to the unplanned outage at Kewaunee in 2005. WPL recognized a $6 million obligation, the maximum exposure under the indemnity at closing, all of which was outstanding at Dec. 31, 2005. As of the closing date, WPL’s share of the carrying value of the Kewaunee assets and liabilities sold was as follows (in millions):

Assets:
Investments	$172
Property, plant and equipment, net *	85
Other	77

$334

Liabilities:
AROs	$207
Regulatory liabilities	46

$253

*	Includes nuclear fuel, net of amortization

The sale of Kewaunee resulted in a loss of approximately $16 million (excluding the benefits of the non-qualified decommissioning trust assets discussed below), which included the proceeds from the sale less the net assets identified in the above table, adjusted by an estimate for the fair value of the indemnity and transaction-related closing costs. The loss was reflected as a regulatory asset given the PSCW approved the deferral of any loss and related costs of sale. Refer to Note 1(c) for further discussion.

WPL previously established two decommissioning funds to cover the eventual decommissioning of Kewaunee. Upon the sale closing, Dominion received WPL’s qualified decommissioning trust assets, which had a value of $172 million as of closing, and assumed responsibility for the eventual decommissioning of Kewaunee. WPL retained ownership of the non-qualified decommissioning trust assets, which had a value of $83 million as of closing. In July 2005, WPL liquidated the retail portion of $60 million of its non-qualified decommissioning trust assets and used a majority of the proceeds to repay short-term debt. At Dec. 31, 2005, the wholesale portion of WPL’s non-qualified decommissioning trust assets equaled $23 million and was recorded in “Other investments” on the Consolidated Balance Sheets. Refer to Note 1(c) for discussion of WPL’s refunds of the non-qualified decommissioning trust assets to its retail and wholesale customers.

Upon closing of the sale, WPL entered into a long-term purchased power agreement with Dominion to purchase energy and capacity at prices similar to what costs would have been had current ownership continued. The purchased power agreement extends through 2013, at which time Kewaunee’s current operating license will expire. At Dec. 31, 2005, WPL’s future minimum payments related to this agreement were $75 million for 2006, $79 million for 2007, $71 million for 2008, $83 million for 2009, $82 million for 2010 and $213 million for 2011 through 2013. These amounts are included in the purchased power commitments included in Note 11(b). In April 2004, WPL entered into an exclusivity agreement with Dominion. Under this agreement, if Dominion decides to extend the operating license of Kewaunee, Dominion must negotiate only with WPL and WPSC for new purchased power agreements for the parties’ respective share of the plant output that would extend beyond Kewaunee’s current operating license termination date. The exclusivity period extends until December 2011. Under the purchased power agreement, if Kewaunee is off-line for a forced outage during the term of the agreement, Dominion has the obligation to provide replacement power to WPL or pay performance damages to WPL based on the amount of energy not delivered and the price of energy in the market at the Kewaunee pricing location during the forced outage.

WPL’s assets and liabilities related to the Kewaunee sale agreement as of Dec. 31, 2004 have been reclassified as held for sale on the Consolidated Balance Sheets. Refer to Note 15 for further discussion.

(17) ASSET RETIREMENT OBLIGATIONS (AROs)

SFAS 143 requires that when an asset is placed in service the present value of any retirement costs associated with that asset for which WPL has a legal obligation must be recorded as a liability with an equivalent amount added to the asset cost. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. On Dec. 31, 2005, WPL adopted FIN 47, which clarifies the term “conditional AROs,” as discussed in SFAS 143, and when an entity would have sufficient information to reasonably estimate the fair value of an ARO. FIN 47 concludes that conditional AROs are within the scope of SFAS 143.

The scope of SFAS 143 and FIN 47 as it relates to WPL applies to the removal, closure or dismantlement of several assets including, but not limited to, active ash landfills, water intake facilities, above and underground storage tanks, groundwater wells, distribution equipment, easements, leases and the dismantlement of certain hydro facilities. It also applies to the remediation of asbestos, coal yards, ash ponds and polychlorinated biphenyls (PCB) contamination. Upon the adoption of FIN 47, AROs were recognized for asbestos contamination, remediation of active landfills, PCB contamination and removal costs for above ground storage tanks.

A reconciliation of the changes in AROs associated with long-lived assets is as follows (in millions):

	2005	2004
Balance at Jan. 1	$0.9	$0.6
Adoption of FIN 47	10.0	—
Accretion expense	—	0.3

Balance at Dec. 31	$10.9	$0.9

If FIN 47 had been adopted as of Jan. 1, 2003, WPL would have recorded FIN 47 ARO liabilities of $9.3 million and $8.8 million at Dec. 31, 2004 and 2003, respectively.

Refer to Note 16 for AROs included in liabilities held for sale relating to the sale of WPL’s interest in Kewaunee.

(18) VARIABLE INTEREST ENTITIES

FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. After making an ongoing exhaustive effort, WPL concluded it was unable to obtain the information necessary from the counterparties (subsidiaries of Calpine) for the Riverside and RockGen plant purchased power agreements, to determine whether the counterparties are variable interest entities per FIN 46R, and if WPL is the primary beneficiary. These agreements are currently accounted for as operating leases. The counterparties sell some or all of their generating capacity to WPL and can sell their energy output to WPL. WPL’s maximum exposure to loss from these agreements is undeterminable due to the inability to obtain the necessary information to complete such evaluation. In 2005 and 2004, Alliant Energy’s (primarily WPL’s) costs, excluding fuel costs, related to the Riverside agreement were $65 million and $39 million, respectively. The Riverside plant was placed in service in June 2004. In 2005, 2004 and 2003, WPL’s costs, excluding fuel costs, related to the RockGen agreement were $18 million, $33 million and $33 million, respectively.

In December 2005, Calpine filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code. The RockGen facility is part of the bankruptcy proceedings but the Riverside facility is excluded. WPL utilizes the RockGen facility primarily for capacity. WPL is currently evaluating its options should the purchased power agreement be terminated by the bankruptcy trustees.

(19) RELATED PARTIES

WPL and IPL are parties to a System Coordination and Operating Agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission (IPL only) systems of WPL and IPL. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among WPL and IPL based on procedures included in the agreement. The sales allocated to WPL were $40 million, $25 million and $42 million for 2005, 2004 and 2003, respectively. The purchases allocated to WPL were $466 million, $279 million and $229 million for 2005, 2004 and 2003, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, WPL and IPL are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to WPL and IPL in proportion to each utility’s share of electric production at the time of the sale.

Pursuant to a service agreement, WPL receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WPL at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WPL. These costs totaled $113 million, $129 million and $125 million for 2005, 2004 and 2003, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At Dec. 31, 2005 and 2004, WPL had a net intercompany payable to Corporate Services of $45 million and $31 million, respectively.

In 2004, Resources’ Non-regulated Generation business billed WPL $7 million related to the construction of SFEF, which WPL leases from Resources. Refer to Note 3(b) for discussion of WPL’s capital lease related to SFEF.

ATC - Pursuant to various agreements, WPL receives a range of transmission services from ATC. WPL provides operation, maintenance, and construction services to ATC. WPL and ATC also bill each other for use of shared facilities owned by each party. ATC billed WPL $52 million, $48 million and $41 million in 2005, 2004 and 2003, respectively. WPL billed ATC $9.3 million, $13 million and $12 million in 2005, 2004 and 2003, respectively. At Dec. 31, 2005 and 2004, WPL owed ATC net amounts of $3.7 million and $2.9 million, respectively.

Nuclear Management Company, LLC (NMC) - WPL received services from NMC for the management and operation of Kewaunee. NMC billed WPL indirectly, through WPSC, $18 million, $34 million and $33 million in 2005, 2004 and 2003, respectively, for its allocated portion for Kewaunee. Refer to Note 16 for discussion of WPL’s sale of its interest in Kewaunee. As a result of the sale, WPL no longer receives services from NMC.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. 70% of WPL’s individual preferred shareowners are Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2005 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WPL Board of Directors, preferred stock dividend record and payment dates for 2006 are as follows:

Record Date	Payment Date
February 28	March 15
May 31	June 15
August 31	September 15
November 30	December 15

Stock Transfer Agent and Registrar

Alliant Energy Corporation

Shareowner Services

P.O. Box 2568

Madison, WI 53701-2568

Form 10-K Information - A copy of the combined Annual Report on Form 10-K for the year ended Dec. 31, 2005 as filed with the SEC will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers - Numbers following the names represent the officer’s age as of Dec. 31, 2005.

William D. Harvey, 56, was elected Chairman of the Board effective February 2006 and Chief Executive Officer effective July 2005 and has been a board member since January 2005. He previously served as Chief Operating Officer since 2004 and President from 1998 to 2003.

Barbara J. Swan, 54, was elected President effective January 2004. She previously served as Executive Vice President and General Counsel since 1998.

Eliot G. Protsch, 52, was elected Chief Financial Officer effective January 2004. He previously served as Executive Vice President and Chief Financial Officer since September 2003 and Executive Vice President-Energy Delivery from 1998 to September 2003.

Thomas L. Aller, 56, was elected Senior Vice President-Energy Delivery effective January 2004. He previously served as interim Executive Vice President-Energy Delivery since September 2003 and Vice President-Investments at Resources from 1998 to 2003.

Thomas L. Hanson, 52, was elected Vice President and Treasurer effective April 2002. He previously served as Managing Director-Generation Services since 2001 at Alliant Energy.

Patricia L. Kampling, 46, was elected Vice President-Finance effective August 2005. She previously served as Treasurer of IPSCO Inc. since September 2004 and Senior Vice President and Chief Financial Officer of Exelon Enterprises Company, LLC (a subsidiary of Exelon Corporation) from 2000 to 2002.

John E. Kratchmer, 43, was elected Vice President-Controller and Chief Accounting Officer effective October 2002. He previously served as Corporate Controller and Chief Accounting Officer since 2000.

Directors - Refer to WPL’s Proxy Statement for information on WPL’s board members.

© 2006 Alliant Energy 71-1295 • 111569 3/06 JS

WISCONSIN POWER AND LIGHT COMPANY

PO BOX 2568

MADISON, WI 53701-2568

ANNUAL MEETING OF SHAREOWNERS — MAY 24, 2006

The undersigned appoints Barbara J. Swan and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on April 10, 2006, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 24, 2006 at 2:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, dated April 18, 2006, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

To access the Alliant Energy Corporation Annual Report and Proxy Statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/annualreports. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and Proxy Statement. You may print or just view these materials.

Wisconsin Power and Light Company	SHAREOWNER INFORMATION NUMBERS
Shareowner Services	Local Madison, WI	1-608-458-3110
PO Box 2568	All Other Areas	1-800-356-5343
Madison, WI 53701-2568

Indicate your vote by an (X) in the appropriate boxes.
	1.	ELECTION OF DIRECTORS

			For All	Withhold For All	For All Except(*)

		Nominees for terms ending in 2009:	☐	☐	☐

P R O X Y		(01) Ann K. Newhall (02) Dean C. Oestreich (03) Carol P. Sanders	*TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST TO THE LEFT AND MARK AN (X) IN THE “For All Except” BOX.

	2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.	For	Against	Abstain
			☐	☐	☐

Please date and sign your name(s) exactly as shown above

and mail promptly in the enclosed envelope.

____________________________________________________	_________________________________________________
Signature Date	Signature Date

IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In case of JOINT HOLDERS, all should sign.

¯ Please fold and detach Proxy Card at perforation if appointing a proxy by mail. ¯
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

To all Wisconsin Power and Light Company Shareowners:

Please take a moment to vote your shares for the upcoming Annual Meeting of Shareowners.

Above is your 2006 Wisconsin Power and Light Company proxy card. Please read both sides of the Proxy card, note your election, sign and date it. Detach and return promptly in the enclosed self-addressed envelope. Whether or not you are attending, we encourage you to vote your shares.

You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 24, 2006, at 2:00 p.m. at the Alliant Energy Corporate Headquarters in the Mississippi Meeting Room at 4902 N. Biltmore Lane, Madison, Wisconsin.